Filed Pursuant to Rule 424(b)(5)

Registration No. 333-286956

Prospectus Supplement

(to Prospectus Dated May 12, 2025)

Up to $299,553,108 of Ordinary Shares

On November 24, 2025, we entered into an At-The-Market Sales Agreement (the “Sales Agreement”), with BTIG, LLC (the “Sales Agent”), relating to the sale of our ordinary shares, par value NIS 0.40 per share (“ordinary shares”) covered by this prospectus supplement. In accordance with the terms of the Sales Agreement, we may elect to sell from time to time to or through the Sales Agent ordinary shares having an aggregate offering price of up to $299,553,108 under this prospectus supplement and the accompanying prospectus. However, we are not obligated to sell any shares pursuant to the Sales Agreement. In connection with our entry into the Sales Agreement, we terminated our “at-the-market” offering program pursuant to our prior sales agreement, dated as of December 30, 2022.

If we elect to sell any shares pursuant to this prospectus supplement and the accompanying prospectus, such sales, if any, may be made in transactions that are deemed to be “at-the-market” offerings as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through the Nasdaq Capital Market, the existing trading market for our ordinary shares, or any other existing trading market in the United States for our ordinary shares, sales made to or through a market maker other than on an exchange or otherwise, directly to the Sales Agent as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, or in any other method permitted by law, which may include block trades.

If we elect to sell any shares pursuant to the Sales Agreement, the Sales Agent is not required to sell any specific amount, but will act as our sales agents using commercially reasonable efforts consistent with its normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

If we elect to sell any ordinary shares pursuant to this prospectus supplement and accompanying prospectus, we will pay the Sales Agent, in the aggregate, a total commission equal to 3.0% of the gross sales price per ordinary share issued by us and sold through the Sales Agent. In connection with the any future sales of the ordinary shares on our behalf, the Sales Agent will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the Sales Agent will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to the Sales Agent with respect to certain liabilities, including liabilities under the Securities Act.

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “ENLV” and on the Tel Aviv Stock Exchange under the symbol “ENLV.” The last reported sale price of our ordinary shares on the Nasdaq Capital Market on November 21, 2025 was $0.8968 per share. The last reported sale price of our ordinary shares on the Tel Aviv Stock Exchange on November 20, 2025 was NIS 3.0750 or $0.94 per share (based on the exchange rate reported by the Bank of Israel on the same day).

We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements.

Investing in our securities involves a high degree of risk. See the risks described in the “Risk Factors” section on page S-8 of this prospectus supplement and in the reports we file with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the SEC the Israel Securities Authority nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

BTIG

The date of this prospectus supplement is November 24, 2025

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

All references to the terms the “Company,” “Enlivex,” “we,” “us” and “our” in this prospectus supplement refer to Enlivex Therapeutics Ltd., a company organized under the laws of the State of Israel, and its consolidated subsidiaries, unless the context requires otherwise.

All references to “$” and “U.S. Dollars” are to United States dollars and all references to “NIS” are to New Israeli Shekels.

This document is in two parts. The first part is this prospectus supplement, which contains specific information about the terms on which we are offering and selling our ordinary shares pursuant to this prospectus supplement and important business information about us and also adds to and updates information contained in the accompanying prospectus and the documents incorporated herein and therein by reference. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to the offering being made pursuant to this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form F-3 (File No. 333-286956) that we filed with the SEC using a “shelf” registration process.

This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement, as permitted by the rules and regulations of the SEC. For further information, we refer you to our registration statement, including its exhibits, of which this prospectus supplement and the accompanying prospectus form a part. We are subject to the informational requirements of the Exchange Act, and therefore file reports and other information with the SEC. Statements contained in this prospectus supplement and the accompanying prospectus about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should read both this prospectus supplement and the accompanying prospectus as well as additional information incorporated herein and therein by reference and described in the sections titled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before investing in our ordinary shares.

We have not, and the Sales Agent has not, authorized anyone to provide any information other than that contained in or incorporated by reference in this prospectus supplement and accompanying prospectus and any related free writing prospectus filed by us with the SEC. Neither we nor the Sales Agent authorized any person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We take no responsibility for, and provide no assurance as to the reliability of any other information that others may give you. This prospectus supplement and accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement and accompanying prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

You should not assume that the information in this prospectus supplement and accompanying prospectus or any documents we incorporate by reference herein or therein is accurate as of any date other than the respective dates on the front covers of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary of our business highlights some of the information contained elsewhere in or incorporated by reference into this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference. Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, which are identified under “Incorporation of Certain Documents by Reference” in this prospectus supplement and the accompanying prospectus. You should also carefully consider the matters discussed in the section in this prospectus entitled “Risk Factors”, in our Annual Report on Form 20-F for the year ended December 31, 2024 and in other documents incorporated herein by reference.

Our Company

Overview

New Treasury Strategy

On November 24, 2025, in connection with the Private Placement (as defined below) we announced the launch of our digital asset treasury strategy, pursuant to which we plan to engage in a number of strategic initiatives predominantly to acquire the RAIN governance token (“RAIN”), together with certain other digital assets. We entered into the Asset Management Agreement (as defined below) to guide us through the implementation of our new digital asset treasury business. We intend to pursue our new digital asset treasury strategy together with our existing clinical operations focused on the development of AllocetraTM, as described further below.

Under our new digital asset treasury strategy, the principal holding in our treasury reserve on the balance sheet will be allocated to digital assets, primarily RAIN. We currently intend for our digital asset treasury strategy to be primarily dedicated to RAIN. As a result, our treasury reserve assets are highly concentrated in a single digital asset. Adverse developments specific to RAIN, its protocol, or its ecosystem could have a disproportionate impact on our financial condition and results of operations. To the extent available, we may utilize a range of capital markets and on-chain strategies, including staking, restaking, liquid staking, and participation in decentralized finance (“DeFi”) protocols in our efforts to enhance returns on our holdings of RAIN. We cannot assure you that any such strategies will be available to us or, if they are available, successfully employed to enhance returns.

In addition to operating our clinical-stage macrophage reprogramming immunotherapy business focused on the development of AllocetraTM, our management will focus its resources on our digital asset treasury strategy.

Our digital asset treasury strategy is intended to bring value to our shareholders through the following:

●	Utilizing intelligent capital markets issuances, including the issuance of equity, where we may issue capital for the benefit of shareholders to purchase and hold more RAIN;

●	Staking (and where possible restaking), in each case if and to the extent available, RAIN in our treasury to earn a staking yield and turn the treasury into a productive asset;

●	Liquid staking a portion of the RAIN in our treasury to enable us to receive staking rewards while simultaneously receiving liquid tokens that may be utilized for additional treasury operations, liquidity management, and risk-adjusted yield opportunities;

●	Utilizing DeFi tools to increase the effective yield of our RAIN holdings and increase the capital efficiency of our treasury reserve assets; and

●	Selling our RAIN holdings, whether on the open market, through block trades, or other negotiated transactions, at such times as we may deem sales appropriate or advantageous.

RAIN is a fully automated, permissionless and trustless protocol where users can participate without any intermediaries or gatekeepers. We believe that RAIN has long-term utility, scarcity characteristics through its deflationary buy back and burn mechanism, and promising ecosystem growth prospects.

There can be no assurance that the value of RAIN will increase, and investors should carefully consider the risks associated with digital assets. See “Risk Factors - Risks Related to Our Cryptocurrency and Digital Asset Acquisition and Treasury Strategy” for additional information.

How We May Earn Staking Rewards

To potentially earn yields, we intend to delegate our RAIN to third-party DeFi platforms on Arbitrum, as the RAIN protocol currently has no native in-protocol staking or other delegation system. We intend to keep the RAIN purchased pursuant to our digital asset treasury strategy held by third-party custodians. We intend to hold our RAIN primarily in qualified custodial accounts and may from time to time supply a portion to DeFi protocols on Arbitrum for yield generation, such as liquidity provision in prediction markets or other protocol-supported activities where available. We plan to maintain a strict long-only exposure (i.e., we do not intend to short RAIN, borrow against it to create leveraged or synthetic downside positions, or engage in any strategy that would reduce our net economic exposure to RAIN upside). We believe that our strategy will benefit indirectly from the RAIN protocol’s deflationary mechanics, whereby a portion of trading volume on the platform is used to buy back and burn RAIN tokens, potentially increasing scarcity and value accrual to holders over time.

How We Manage Liquidity

We acknowledge that certain DeFi strategies (such as liquidity provision in prediction or options markets) may impose withdrawal delays, impermanent loss risks, or position-specific restrictions depending on the protocol. We intend to factor these into our overall liquidity and risk management framework.

RAIN supplied to protocol markets or positions can typically be withdrawn on-demand or within short protocol-specific delays (often near-instantaneous under normal conditions on Arbitrum); however, high network congestion, unresolved market disputes, arbitration processes, or smart contract restrictions could extend this period. To mitigate liquidity risk, we intend to maintain a portion of our treasury in uncommitted, fully liquid RAIN and cash equivalents (such as stablecoins) to meet short-term obligations, as well as to provide reasonable funding for our clinical development of AllocetraTM.

From time to time, we may provide liquidity or participate in markets on the RAIN protocol to earn trading fees, secondary market spreads, or any available protocol incentives, all while benefiting from the ongoing token burn mechanism.

Use of Custodians and Storage of RAIN

We intend to solely utilize third-party qualified custodians to hold our RAIN, other than the portion of our RAIN, if any, directly supplied to DeFi protocols. We do not plan to self-custody any of our RAIN. We intend to use qualified custodians that employ risk management and operational best practices related to hot vs. cold storage, access controls, custody technology, and insurance, among other practices.

Our primary custodians will generally maintain the vast majority of custodied assets in cold storage (>95%), with hot wallets used only for limited operational needs. Custodians employ SOC 2-audited security controls, geographic redundancy, multi-person approval processes, and conduct key-generation ceremonies in offline, secure facilities. Private keys are never exposed to networked devices. Custodians maintain insurance coverage, which is in addition to policies we maintain ourselves. Our qualified custodians will not be permitted to rehypothecate or otherwise use our RAIN for their own purposes.

Use of DeFi Protocols

We may from time to time interact with DeFi protocols, including the RAIN prediction markets protocol itself or related Arbitrum-based venues, either directly or indirectly through liquidity provision, market creation/participation, or other yield-generating activities. We intend to conduct any such interactions on a long-only basis with the goal of increasing our effective RAIN-per-share over time through a combination of direct protocol usage and indirect benefits from the deflationary buy-and-burn mechanism. DeFi protocols generally rely on open-source smart contracts deployed on public blockchains, including Arbitrum, on which the RAIN protocol has been built. While these smart contracts are intended to operate automatically according to their code, they may contain coding errors, vulnerabilities, or design flaws that can be exploited. We intend to actively evaluate DeFi and prediction market opportunities involving RAIN to enhance treasury productivity where risk-adjusted returns are attractive, while maintaining robust risk management practices.

RAIN - The Token of the RAIN Ecosystem

RAIN is the native governance and utility token of RAIN, a fully decentralized prediction markets and options protocol built on Arbitrum (with cross-chain support). Launched in 2025, RAIN has stated a maximum supply of approximately 1.14 trillion tokens (with circulating supply progressively increasing). According to RAIN, the token follows a deflationary model where 2.5% of platform trading volume is allocated to automatically buy back and burn RAIN, reducing supply over time based on protocol activity. There is no native proof-of-stake mechanism on the RAIN protocol, inflationary emissions for staking, validators, restaking, or liquid-staked derivatives. Yield for holders is primarily indirect through token burns (value accrual from increased scarcity) and governance participation via the RAIN decentralized autonomous organization (“DAO”), supplemented by any opportunistic DeFi activities such as liquidity provision or market participation that generate fees.

How RAIN is Used

RAIN is used for governance through the protocol’s DAO, where holders can propose and vote on upgrades, parameters, and certain other matters. It also benefits from the deflationary burn tied to platform volume.

The RAIN Ecosystem

Rain operates as a permissionless “Uniswap of prediction markets” on Arbitrum, enabling anyone to create public or private markets for forecasting events, options trading, or custom outcomes. Public markets are resolved via an integrated AI oracle, with disputes handled by decentralized arbitration. The protocol features a user-friendly experience, and strong emphasis on decentralization.

Regulations

Depending on the regulatory characterization of RAIN, the markets for cryptocurrency in general, and our activities in particular, our business and our RAIN acquisition strategy may be subject to regulation by one or more regulators in the United States and globally. Ongoing and future regulatory actions may alter, to a materially adverse extent, the nature of digital assets markets, the participation of industry participants, including service providers and financial institutions in these markets, and our ability to pursue our digital asset treasury strategy. Additionally, U.S. state and federal and foreign regulators and legislatures have taken action against industry participants, including digital assets businesses, and enacted restrictive regimes in response to adverse publicity arising from hacks, consumer harm, or criminal activity stemming from digital assets activity. U.S. federal and state energy regulatory authorities are also monitoring the total electricity consumption of cryptocurrency mining, and the potential impacts of cryptocurrency mining to the supply and dispatch functionality of the wholesale grid and retail distribution systems. Many state legislative bodies have passed, or are actively considering, legislation to address the impact of cryptocurrency mining in their respective states.

The Commodities Futures Trading Commission (the “CFTC”) takes the position that some digital assets fall within the definition of a “commodity” under the Commodities Exchange Act of 1936, as amended (the “CEA”). Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which we may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage, or financing. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products and certain retail leveraged commodity transactions involving digital asset commodities, including the markets on which these products trade. In addition, event contracts are likely deemed to be derivatives by the CFTC, and the CFTC has taken the position that prediction market platforms need to register as Designated Contract Markets (“DCMs”) or they need to qualify for an exemption. If the CFTC determines that the protocol has failed to register as a DCM or fails to qualify for an exemption, the CFTC could assert that the prediction market is an illegal off-exchange options market, which may subject the protocol to litigation, enforcement actions, penalties, a forced shutdown and referrals to criminal authorities that may lead to criminal liability.

Additionally, many U.S. states view prediction markets as gambling, which triggers state licensing obligations. Failing to register may lead to litigation, enforcement actions and criminal risks, and may lead to an order to cease to operate. Certain U.S. states prohibit gambling altogether, and operating an illegal gambling business could lead to penalties and felony charges. In addition, federally recognized Indian tribes may similarly assert that prediction markets constitute gambling activities and therefore are subject to their sovereign regulatory authority, which may lead to litigation. Numerous foreign jurisdictions also impose strict prohibitions or licensing regimes for gambling, and may classify prediction markets as illegal gambling, subjecting the platform to further risks of litigation, penalties, enforcement actions or a forced shutdown.

In addition, the regulatory definitions of “decentralization” are uncertain and developing, and whether a project is “decentralized” often is a matter of degree. If the protocol is determined by a regulator to not be a decentralized platform, the protocol, and those involved in its operation, may face significant regulatory risks.

Further, because transactions in RAIN provide a degree of anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse, could lead to greater regulatory oversight of RAIN and RAIN platforms, and there is the possibility that law enforcement agencies could close RAIN platforms or other RAIN-related infrastructure with little or no notice and prevent users from accessing or retrieving RAIN held via such platforms or infrastructure.

As noted above, activities involving RAIN and other digital assets may fall within the jurisdiction of more than one financial regulator and various courts and such laws and regulations are rapidly evolving and increasing in scope. The laws and regulations applicable to RAIN and digital assets are evolving and subject to interpretation and change.

Governments around the world have reacted differently to digital assets; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as in the United States, digital assets are subject to overlapping, uncertain and evolving regulatory requirements.

As digital assets have grown in both popularity and market size, the U.S. Executive Branch, Congress and a number of U.S. federal and state agencies, including the Financial Crimes Enforcement Network, the CFTC, the SEC, the Financial Industry Regulatory Authority, the Consumer Financial Protection Bureau, the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the Internal Revenue Service and state financial regulators, have been examining the operations of digital asset networks, digital asset users and digital asset exchanges, with particular focus on the extent to which digital assets can be used to violate state or federal laws, including to facilitate the laundering of proceeds of illegal activities or the funding of criminal or terrorist enterprises, and the safety and soundness and consumer-protective safeguards of exchanges or other service-providers that hold, transfer, trade or exchange digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies, and other countries have issued rules or guidance regarding the treatment of digital asset transactions and requirements for businesses engaged in activities related to digital assets.

Clinical Operations

We continue to operate our clinical-stage macrophage reprogramming immunotherapy business, developing AllocetraTM, a universal, off-the-shelf cell therapy designed to reprogram macrophages into their homeostatic state. Resetting non-homeostatic macrophages into their homeostatic state is critical for immune system rebalancing and resolution of debilitating and life-threatening conditions. Non-homeostatic macrophages contribute significantly to the severity of the respective diseases. By restoring macrophage homeostasis, Allocetra™ has the potential to provide a novel immunotherapeutic mechanism of action for debilitating and life-threatening clinical indications that are defined as “unmet medical needs,” as a stand-alone therapy or in combination with leading therapeutic agents.

We believe our primary innovative immunotherapy, AllocetraTM, represents a paradigm shift in macrophage reprogramming, moving from targeting a specific subset of macrophages or a specific pathway affecting macrophage activity, to a fundamental view of macrophage homeostasis. Restoring macrophage homeostasis may induce the immune system to rebalance itself to normal levels of operation, thereby promoting disease resolution.

We are focused on osteoarthritis as our main inflammatory indication. Osteoarthritis is a degenerative joint disease, characterized by low-grade inflammation, that affects more than 32.5 million adults in the United States. Treatment of osteoarthritis represents a substantial unmet medical need, particularly non-invasive treatments, as current therapeutic options are largely limited to pain management, lifestyle modifications, and, ultimately, joint replacement surgery. We believe that negatively reprogrammed macrophages may be key contributors to disease severity in osteoarthritis and that the effective reprogramming of these negatively reprogrammed macrophages into their respective homeostatic states may facilitate disease resolution.

On November 24, 2025, we announced positive six-month efficacy data from the Phase IIa stage of our randomized, multi-country Phase I/II Allocetra™ trial (ENX-CL-05-001) in patients with moderate to severe knee osteoarthritis (OA). The six-month follow-up has now been completed for all patients. The results re-affirm the three-month data reported previously and substantiate the identification of an age-related primary OA responder population.

Summary of the Six-Month Topline Data - Phase IIa Stage of Moderate to Severe Knee OA Trial

On August 18, 2025, we announced the three-month topline data from the Phase IIa stage of our randomized, multi-country Phase I/II Allocetra™ trial (ENX-CL-05-001) in patients with moderate to severe knee OA, reporting that Allocetra™ demonstrated, in the primary age group (60+), substantial reduction in pain and improvement in function across multiple efficacy endpoints that were evaluated, compared to placebo. The analysis revealed a robust positive correlation between patients’ age and the magnitude of the clinical effect and its statistical significance.

As announced on November 24, 2025, at six months, Allocetra™ continued to demonstrate substantial and durable reduction in pain and improvement in function across multiple efficacy endpoints evaluated in the same primary age group (60+), as compared to placebo. These findings are consistent with the three-month observations, as well as the robust positive correlation between patients’ age and the magnitude of the clinical effect and its statistical significance.

Allocetra™ demonstrated a clinically meaningful improvement in pain and function, a composite endpoint which we expect will be a key endpoint in the follow-up pivotal studies, reaching statistical significance at three-month at age 60+ (-26.8 points in the AllocetraTM treated group versus -13.4 points in the placebo group, corresponding to 99% improvement over the placebo group (scale 0-100; p=0.008), and at six-month at age 61+ (-27.8 points in the AllocetraTM treated group versus -15.4 points in the placebo group corresponding to 80% improvement over the control group (scale 0-100; p=0.02)).

Allocetra™ continued to demonstrate a favorable safety profile through the six-month follow-up, consistent with the previously reported three-month data.

Recent Developments

Amendment to Articles of Association

On November 17, 2025, we held our 2025 Annual General Meeting of Shareholders, at which our shareholders voted on and approved, by the applicable required majority, an increase in our authorized share capital from NIS 18,000,000 divided into 45,000,000 ordinary shares with a nominal value of NIS 0.40 each, to NIS 200,000,000 divided into 500,000,000 ordinary shares with a nominal value of NIS 0.40 each, and the amendment of Article 2.1 of our amended and restated articles of association (the “Articles of Association”) accordingly.

Private Placement

Securities Purchase Agreement

On November 24, 2025, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain accredited investors (the “Purchasers”), pursuant to which we agreed to sell and issue to the Purchasers in a private placement (the “Private Placement”) an aggregate of 212,000,000 ordinary shares (the “Private Placement Shares”), or pre-funded warrants in lieu of Shares to purchase Ordinary Shares (the “Pre-Funded Warrants” and the ordinary shares issuable upon exercise thereof, the “Pre-Funded Warrant Shares” and together with the Private Placement Shares and the Pre-Funded Warrants, the “Private Placement Securities”) at a purchase price of $1.00 per Private Placement Share or $0.999 per Pre-Funded Warrant in lieu thereof. The Purchasers have agreed to pay the applicable purchase price in U.S. dollars, Tether (USDT), or a combination thereof. Each Pre-Funded Warrant has an exercise price of $0.001 per ordinary share, is immediately exercisable, may be exercised at any time and has no expiration date.

The initial closing of the Private Placement occured prior to the opening of trading on the Nasdaq Capital Market on November 24, 2025 (the “Initial Closing Date”), and the final closing of the Private Placement is expected to occur after the close of trading on the Nasdaq Capital Market on November 24, 2025 (the “Final Closing Date”), subject to the satisfaction of customary closing conditions.

Registration Rights Agreement

In connection with the Private Placement, we and the Purchasers have agreed to enter into a Registration Rights Agreement (the “Registration Rights Agreement”), providing for the registration of the Private Placement Shares and the Pre-Funded Warrant Shares for resale on a registration statement (the “Resale Registration Statement”) to be filed by us with the SEC no later than the 30th calendar day following the Final Closing Date. We agreed to use reasonable best efforts to cause the Resale Registration Statement to be declared effective as promptly as possible and to keep the Resale Registration Statement continuously effective until (i) the date on which the Purchasers shall have resold or otherwise disposed of all the Securities covered thereby, or (ii) the date on which the Securities may be resold by the Purchasers without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 or any other rule of similar effect.

Treasury Management Agreement

On November 20, 2025, we entered into an asset management agreement (the “Treasury Management Agreement”) with Elinnovation Labs Ltd., a company organized under the laws of the State of Israel (the “Asset Manager”). Pursuant to the Treasury Management Agreement, we appointed the Asset Manager to provide asset management services with respect to certain cash proceeds of the Private Placement and our future securities offerings and other capital we may from time to time designate, together with digital assets and other assets acquired with or in respect of such proceeds (the “Account Assets”) held in accounts and cryptocurrency wallets controlled by us.

As compensation for its services, the Asset Manager is entitled to specified management fees, and Asset Manager is responsible for its own overhead and, subject to the terms of the Treasury Management Agreement, for the fees and expenses of any custodian, and we are obligated to reimburse only certain pre-approved, reasonable and documented out-of-pocket expenses incurred on its behalf.

The Treasury Management Agreement has an initial term of three years and renews for successive one-year periods unless we or the Asset Manager terminates or elects not to continue the Treasury Management Agreement in accordance with its terms, including the ability of either party to terminate without cause after the first anniversary upon prior written notice and to terminate earlier for specified causes, including certain acts of fraud, bad faith, gross negligence, material breach or insolvency. The Treasury Management Agreement also contains customary representations, covenants, confidentiality, indemnification and limitation of liability provisions.

Shareholders Agreement

On the Final Closing Date, we will enter into a Shareholders’ Agreement (the “Shareholders’ Agreement”) with certain of the Purchasers (the “Shareholders”) in connection with the transactions contemplated by the Securities Purchase Agreement. Pursuant to the Shareholders’ Agreement, the Shareholders will agree that they will not transfer any of the Private Placement Shares or Pre-Funded Warrant Shares acquired under the Securities Purchase Agreement (the “Restricted Securities”) during the period beginning on the date of the Shareholders’ Agreement and expiring (i) with respect to 20% of the Restricted Securities, on the effective date of the Resale Registration Statement and (ii) with respect to the remaining 80% of the Restricted Securities, ratably on a daily basis over the six-month period commencing on the six-month anniversary of such date, subject to customary permitted transfers to certain affiliates and estate-planning vehicles that agree to be bound by the Shareholders’ Agreement.

In addition, in consideration of Sobrinia Ltd.’s (“Sobrinia”) efforts in connection with structuring our digital asset treasury strategy, the Shareholders’ Agreement provides that we will issue to Sobrinia a five-year warrant to purchase up to an aggregate of 1,750,000 ordinary shares at an exercise price of $1.00 per share (the “Lead Investor Warrants”). The Shareholders’ Agreement also includes certain use-of-proceeds covenants relating to our digital asset treasury strategy and provides that each Shareholder agrees to vote its shares in favor of specified amendments to our articles of association and indemnification arrangements for directors and officers at an extraordinary general meeting of shareholders to be convened following the closing of the Private Placement, and grants an irrevocable proxy to our chairman to vote such shares in favor of such matters if the Shareholder does not do so.

Option to Purchase RAIN

On November 13, 2025, in connection with our digital asset treasury strategy, we entered into an agreement with the RAIN foundation pursuant to which we obtained an exclusive option (the “RAIN Option”) to purchase up to an aggregate of $918.0 million of RAIN tokens. The RAIN Option is exercisable, in whole or in part, at our discretion at a price of $0.003311 per RAIN token at any for a period of one (1) year commencing on December 1, 2025. We may exercise the RAIN Option in one or more tranches by delivering an exercise notice to the RAIN foundation and paying the applicable aggregate exercise price in cash. Any portion of the RAIN Option that remains unexercised as of December 1, 2026 will automatically terminate in accordance with its terms. We do not intend to use the proceeds for the Private Placement to purchase RAIN tokens under the RAIN Option.

Equity Compensation

In connection with the Private Placement and effective upon its closing, our Board of Directors approved the vesting of all unvested equity-based awards (consisting of options and restricted share units) held by our employees, officers and Executive Chairman, in each case that are outstanding upon consummation of the Private Placement.

Corporate Information

We were originally incorporated on January 22, 2012 under the laws of the State of Israel as Bioblast Pharma Ltd. On March 26, 2019, we and Enlivex Therapeutics Ltd. (n/k/a Enlivex Therapeutics R&D Ltd., “Enlivex R&D”), consummated a merger transaction whereby Enlivex R&D merged with one of our wholly owned subsidiaries, with Enlivex R&D as the surviving entity in the merger. Upon consummation of the merger, we changed our name to Enlivex Therapeutics Ltd. Our primary operating subsidiary, Enlivex R&D, was originally incorporated in September 2005 under the laws of the State of Israel under the name Tolarex Ltd. In February 2010, Enlivex R&D changed its name to Enlivex Therapeutics Ltd., and, upon consummation of the merger described above, to Enlivex Therapeutics R&D Ltd. In June 2021, Enlivex Therapeutics RDO Ltd. was established in Israel as a wholly owned subsidiary. Our principal executive offices are located at 14 Einstein Street, Ness Ziona, Israel 7403618 and our telephone number is: +972 26208072.

THE OFFERING

Ordinary Shares Offered by Us	Up to $299,553,108 of ordinary shares.

Ordinary Shares to be Outstanding after this Offering	Up to 358,317,262 ordinary shares may be outstanding following consummation of this offering, assuming the sale of 334,024,429 ordinary shares, based on the assumed public offering price of $0.8968 per ordinary share, which was the last reported sale price of our ordinary shares on the Nasdaq Capital Market on November 21, 2025. The actual number of ordinary shares issued will depend on whether and to what extent we elect to sell shares pursuant to this prospectus supplement and the price at which such ordinary shares are actually sold during this offering.

Plan of Distribution	The Sales Agent may, according to the terms of the Sales Agreement, sell the ordinary shares offered under this prospectus supplement in an “at-the-market” offering as defined in Rule 415(a)(4) under the Securities Act. The Sales Agent has agreed to use commercially reasonable efforts consistent with its normal trading and sales practices to make sales of the ordinary shares offered hereby. See “Plan of Distribution.”

Use of Proceeds	We intend to use the net proceeds from this offering for (i) the acquisition of RAIN and the development of our cryptocurrency treasury operations; (ii) working capital; and (iii) other general corporate purposes, including clinical, regulatory, manufacturing and research and development activities. See “Use of Proceeds” for additional information.

Risk Factors	Investing in our securities involves risks. You should read carefully the “Risk Factors” section of this prospectus supplement beginning on page S-8, the accompanying prospectus and in the documents incorporated by reference herein and therein for a discussion of factors that you should carefully consider before deciding to invest in our securities.

Nasdaq Capital Market Symbol	“ENLV”

Tel Aviv Stock Exchange Symbol	“ENLV”

The number of shares to be outstanding after this offering above is based on 24,292,833 ordinary shares outstanding as of September 30, 2025 and excludes:

●	2,870,556 options held by our employees, directors and consultants to purchase ordinary shares under our equity compensation plans at a weighted average exercise price of $5.38 per share, of which 2,396,405 options were exercisable as of September 30, 3025, at a weighted average exercise price of $5.40 per share as of September 30, 2025;

●	1,045,398 ordinary shares issuable upon vesting of restricted stock units (“RSUs”) held by our employees and directors under our Global Share Incentive Plan (2019) (the “2019 Plan”) as of September 30, 2025;

●	2,176,424 ordinary shares available for future issuance under the 2019 Plan as of September 30, 2025;

●	7,622,359 ordinary shares issuable upon exercise of warrants at a weighted average exercise price of $1.98 per share as of September 30, 2025;

●	210,108,768 Private Placement Shares issued or to be issued in the Private Placement;

●	1,891,232 Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrants issued or to be issued in the Private Placement; and

●	1,750,000 ordinary shares issuable upon exercise of the Lead Investor Warrants.

Unless otherwise indicated, all information in this prospectus supplement assumes no vesting of RSUs or exercise of outstanding options or warrants described above.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, the risks described under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2024, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and under similar headings in our subsequently filed reports on Form 6-K, and other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our audited consolidated financial statements and the related notes, as well as our unaudited condensed consolidated financial statements and the related notes, before you decide whether to purchase our securities. If any of the following risks actually occur, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, the trading price of our ordinary shares could decline and you could lose all or part of your investment in our securities.

Risks Related to Our Cryptocurrency and Our Digital Asset Treasury Strategy

We intend to use substantially all of the net proceeds from this offering to establish our digital asset and cryptocurrency treasury business through the purchase of RAIN and other digital or cryptocurrency assets, the prices of which have been, and will likely continue to be, highly volatile. Our operating results and share price may significantly fluctuate, including due to the highly volatile nature of the price of such digital assets and erratic market movements.

We intend to use substantially all of the net proceeds from this offering to purchase RAIN and other digital or cryptocurrency assets (collectively, such digital or cryptocurrency assets we may hold in our treasury operation pursuant to our digital asset treasury strategy, our “Cryptocurrency”). Cryptocurrency is a highly volatile asset class, including as a result of shifts in market sentiment, speculative trading, macroeconomic trends, technology-related disruptions and regulatory announcements, and fluctuations in the prices of our Cryptocurrency are likely to influence our financial results and the market price of our ordinary shares. Our financial results and the market price of our ordinary shares would be adversely affected, and our business and financial condition would be negatively impacted, if the prices of our Cryptocurrency decreased substantially (as digital cryptocurrency assets as a whole have in the past, such as during 2022). In addition, digital cryptocurrency assets do not pay interest or other returns, unless utilized in staking or financial applications, and so the ability to generate a return on investment from the net proceeds from this offering will depend in large part on whether there is appreciation in the value of our Cryptocurrency. Future fluctuations in the trading prices of our Cryptocurrency may result in our converting such Cryptocurrency purchased with the net proceeds from this offering into cash with a value substantially below the net proceeds from this offering.

We have not yet formally adopted our digital asset treasury strategy or engaged a custodian for the cryptocurrency we intend to acquire with proceeds from this offering and, accordingly, our digital asset treasury strategy has not been implemented or tested.

We intend to adopt our digital asset treasury strategy in connection with the consummation of this offering to govern the acquisition and management of our Cryptocurrency. There is no assurance that we will be able to successfully implement this new strategy or operate at the scale or profitability currently anticipated. Our digital asset treasury strategy has not been tested. Although we believe our Cryptocurrency has the potential to serve as a hedge against inflation in the long term, the short-term prices of our Cryptocurrency may decline, including during periods of increased inflation. Some investors and other market participants may disagree with our digital asset treasury strategy or actions we undertake to implement it. Further, there is ongoing scrutiny and limited formal guidance from regulatory agencies, including Nasdaq and the SEC, with respect to the treatment of public company cryptocurrency strategies. If the prices of our Cryptocurrency were to decrease or our digital asset treasury strategy otherwise proves unsuccessful, our financial condition, results of operations, and the market price of our ordinary shares would be materially adversely impacted. As a result, our shift towards our digital asset treasury strategy could have a material adverse effect on our business and financial condition.

Additionally, while we intend to hold substantially all of our Cryptocurrency in custody accounts at a licensed custodian or self-custody with a leading provider that has demonstrated a record of regulatory compliance and information security, we have not yet entered into a custodial arrangement with any such custodian. If we are not able to enter into such a custodial arrangement prior to or shortly following the consummation of this offering, the development and implementation of our digital asset treasury strategy would be delayed, which could cause a material adverse effect on our business, prospects, and market price of our listed securities. If we are not able to enter into a custodial agreement prior to or shortly following the consummation of this offering, we plan to maintain the net proceeds from this offering that we intend to use to purchase our Cryptocurrency as cash deposits or cash equivalents, such as U.S. government securities or money market mutual funds, or digital stable coins, until such time that we enter into a custodial arrangement for our Cryptocurrency holdings.

Our Cryptocurrency holdings will be less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Historically, the digital cryptocurrency asset markets have been characterized by significant volatility in price, limited liquidity, and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our Cryptocurrency at favorable prices or at all. As a result, our Cryptocurrency holdings may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents. Further, our Cryptocurrency will not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, we may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered Cryptocurrency or otherwise generate funds using these holdings, including in particular during times of market instability or when the prices of our Cryptocurrency have declined significantly. If we are unable to sell our Cryptocurrency, enter into additional capital raising transactions using our Cryptocurrency as collateral, or otherwise generate funds using these holdings, or if we are forced to sell our Cryptocurrency at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

We may be subject to regulatory developments related to our Cryptocurrency and the digital cryptocurrency asset markets, which could adversely affect our business, financial condition, and results of operations.

As digital cryptocurrency assets are relatively novel and are subject to significant uncertainty, and the application of state and federal securities laws and other laws and regulations to these digital assets is unclear in certain respects, it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of our Cryptocurrency. The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of digital cryptocurrency assets or the ability of individuals or institutions, such as us, to own or transfer such digital cryptocurrency assets. The liquidity of our Cryptocurrency may also be impacted to the extent that changes in applicable laws and regulatory requirements negatively impact the ability of digital asset markets to function or the willingness of exchanges and trading venues to provide services for digital cryptocurrency assets.

If any of our Cryptocurrencies, or certain transactions involving our Cryptocurrency, are determined to constitute a “security” for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of such Cryptocurrency, and in turn adversely affect the market price of our ordinary shares. Moreover, the risks of us engaging in our digital asset treasury strategy have created, and could continue to create complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

Regulatory change classifying certain digital cryptocurrency assets as “securities” could lead to our being subject to extensive regulation, which could result in significant costs or force us to cease operations.

Under Sections 3(a)(1)(A) and (C) of the Investment Company Act of 1940, as amended (the “1940 Act”), a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (1) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (2) it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in the 1940 Act, and are not registered as an “investment company” under the 1940 Act as of the date hereof.

While the SEC has not offered formal or binding regulatory guidance as to whether digital cryptocurrency assets are or are not “securities” for purposes of the federal securities laws, a determination by the SEC or a court of competent jurisdiction that digital cryptocurrency assets, or certain transactions involving digital cryptocurrency assets, are investment securities could lead to our meeting the definition of “investment company” under the 1940 Act if the portion of our assets that consists of investments in our Cryptocurrency exceeds the 40% limit prescribed in the 1940 Act, which would subject us to significant additional regulatory requirements that could have a material adverse effect on our business and operations and may also require us to change the manner in which we conduct our business. If the costs and regulatory burdens become too great, we may be forced to modify or cease certain operations, which could be detrimental to our investors and could result in a loss of all or a portion of your investment in us.

The SEC has previously indicated that certain digital assets may be considered securities depending on their structure and use. Future developments could change the legal status of digital assets that we may hold, requiring us to comply with securities laws. If we fail to do so, we may be forced to discontinue some or all of our business activities, negatively impacting investments in our securities. Further, state regulators may conclude that the digital assets we hold are securities under state laws, requiring us to comply with state-specific securities regulations. States like California have stricter definitions of “investment contracts” than the SEC, increasing the risk of additional regulatory scrutiny.

If any of our Cryptocurrencies are determined to be investment securities for purposes of the 1940 Act, we may be required to change our operations, wind down our operations, or register as an investment company under the 1940 Act. We could take steps to reduce our Cryptocurrency holdings as a percentage of our total assets, which may include, among others, selling Cryptocurrency that we might otherwise hold for the long term and deploying our cash in assets that are not considered to be investment securities under the 1940 Act, in which case we may be forced to sell Cryptocurrency at unattractive prices. We may also seek to acquire additional assets that are not considered to be investment securities under the 1940 Act, and we may need to incur debt, issue additional equity or enter into other financing arrangements that are not otherwise attractive to our business. Any of these actions could have a material adverse effect on our results of operations and financial condition. Moreover, we can make no assurance that we would successfully be able to take the necessary steps to avoid meeting the definition of “investment company” under the 1940 Act and becoming subject to its requirements. If any of our Cryptocurrencies are determined to constitute securities for purposes of the federal securities laws, and if we are not able to come within an available exemption or exclusion under the 1940 Act, then we would have to register as an investment company and change the manner in which we conduct our business, which may not be feasible. In addition, such a determination could adversely affect the market price of our Cryptocurrency and in turn adversely affect the market price of our ordinary shares.

Digital cryptocurrency assets are subject to significant commercial and technical uncertainty.

The growth of the digital assets industry in general, and the use and acceptance of digital cryptocurrency assets in particular, may also impact the price of our Cryptocurrency and are subject to a high degree of uncertainty. The pace of worldwide growth in the adoption and use of digital cryptocurrency assets may depend, for instance, on public familiarity with digital assets, ease of buying, accessing or gaining exposure to digital cryptocurrency assets, institutional demand for digital cryptocurrency assets as investment assets, the participation of traditional financial institutions in the digital assets industry, consumer demand for digital cryptocurrency assets as means of payment, and the availability and popularity of alternatives to digital cryptocurrency assets. Even if growth in digital cryptocurrency asset adoption occurs in the near or medium-term, there is no assurance that digital cryptocurrency asset usage will continue to grow over the long-term.

Because digital cryptocurrency assets that trade on a blockchain have no physical existence beyond the record of transactions on the given blockchain, a variety of technical factors related to the underlying blockchain could also impact the price of our Cryptocurrency. For example, hard “forks” of the blockchain into multiple blockchains and advances in digital computing, algebraic geometry, and quantum computing could undercut the integrity of our Cryptocurrency and negatively affect the price of the cryptocurrency we intend to hold pursuant to our digital asset treasury strategy.

The liquidity of digital cryptocurrency assets may also be reduced and damage to the public perception of digital cryptocurrency assets may occur, if financial institutions were to deny or limit banking services to businesses that hold digital cryptocurrency assets, provide digital cryptocurrency asset-related services or accept digital cryptocurrency assets as payment, which could also decrease the price of digital cryptocurrency assets. Similarly, the open-source nature of our Cryptocurrency’s underlying blockchain means the contributors and developers of such blockchain are generally not directly compensated for their contributions in maintaining and developing the blockchain, and any failure to properly monitor and upgrade the underlying blockchain could adversely affect such blockchain and negatively affect the price of our Cryptocurrency.

The emergence or growth of other digital assets, including those with significant private or public sector backing, including by governments, consortiums or financial institutions, could have a negative impact on the price of our Cryptocurrency and, consequently, adversely affect the market price of our ordinary shares.

The emergence or growth of digital assets other than our Cryptocurrency following the deployment of our digitalf asset treasury strategy may have a material adverse effect on our financial condition. As of November 2025, Bitcoin and Ethereum were the largest digital assets by market capitalization. However, there are numerous alternative digital assets, and many entities, including consortiums and financial institutions, are researching and investing resources into private or permissioned blockchain platforms or digital assets that do not use “proof-of-stake” like the Ethereum network. If the mechanisms for validating transactions in Bitcoin (which uses “proof-of-work”) and other alternative digital assets are perceived as superior to “proof-of-stake” mining, those digital assets could gain market share relative to our Cryptocurrency.

Any decrease in the fair value of our Cryptocurrency we may hold below our carrying value for such assets could require us to incur a loss due to the decrease in fair market value, and such change could be material to our financial results for the applicable reporting period, which may create significant volatility in our reported earnings. Any decrease in reported earnings or increased volatility of such earnings could have a material adverse effect on the market price of our ordinary shares. In addition, the application of generally accepted accounting principles in the United States with respect to digital cryptocurrency assets may change in the future and could have a material adverse effect on our financial results and the market price of our ordinary shares.

In addition, if investors view the value of our ordinary shares as dependent upon or linked to the value or change in the value of our Cryptocurrency, the prices of our Cryptocurrency may significantly influence the market price of our ordinary shares.

The expected concentration of our Cryptocurrency holdings may enhance the risks inherent in utilizing our digital asset treasury strategy.

The expected concentration of our Cryptocurrency holdings limits the risk mitigation that we could take advantage of by purchasing a more diversified portfolio of treasury assets, and the absence of diversification enhances the risks inherent in our digital asset treasury strategy. Any significant future decline in the value of our Cryptocurrency may have a more pronounced impact on our financial condition than if we used our cash to purchase a more diverse portfolio of assets.

Changes in regulatory interpretations could require us, or the protocol associated with our Cryptocurrency, to register or obtain licenses to operate as a money services business or money transmitter, leading to increased compliance costs or operational shutdowns.

The regulatory regime for digital assets in the United States and elsewhere is uncertain. We, or the protocol associated with our Cryptocurrency (the “Protocol”), may be unable to effectively react to proposed legislation and regulation of digital assets, which could adversely affect the market price of our ordinary shares.

If regulatory changes or interpretations require us, or the Protocol, to register as a money services business with the Financial Crimes Enforcement Network (“FinCEN”) under the U.S. Bank Secrecy Act, or as a money transmitter under state laws, we, or the Protocol, may be subject to extensive regulatory requirements, resulting in significant compliance costs and operational burdens. In such a case, we, or the Protocol, may incur extraordinary expenses to meet these requirements or, alternatively, may determine that continued operations are not viable. If we, or the Protocol, decide or are required to cease certain operations in response to new regulatory obligations, such actions could adversely affect the market price of our ordinary shares.

Multiple states have implemented or proposed regulatory frameworks for digital asset businesses. Compliance with such state-specific regulations may increase costs or impact our business operations. Further, if we, the Protocol, or our or its respective service providers, are unable to comply with evolving federal or state regulations, we or the Protocol may be forced to dissolve or liquidate certain operations, which could materially impact our investors.

The classification of any of our Cryptocurrencies as a commodity could subject us to additional CFTC regulation, resulting in significant compliance costs or the cessation of certain operations.

Under current interpretations, some digital cryptocurrency assets are classified as commodities under the Commodity Exchange Act and are subject to regulation by the CFTC. If our activities require CFTC registration, we may be required to comply with extensive regulatory obligations, which could result in significant costs and operational disruptions. Additionally, current and future legislative or regulatory developments, including new CFTC interpretations, could further impact how digital cryptocurrency assets and digital cryptocurrency asset derivatives are classified and traded.

If our Cryptocurrency is further regulated as a commodity, we may be required to register as a commodity pool operator and register the Company as a commodity pool with the CFTC through the National Futures Association. Compliance with these additional regulatory requirements could result in substantial, non-recurring expenses, adversely affecting an investment in our securities. If we determine not to comply with such regulations, we may be forced to cease certain operations, which could negatively impact our shareholders.

Regulatory risks of operating a prediction market are extensive and could lead to litigation, enforcement actions, criminal risks against the Protocol and its operators.

The regulatory definitions of “decentralization” are uncertain and developing, and whether a project is “decentralized” often is a matter of degree. If the Protocol is determined by a regulator to not be a decentralized platform, the Protocol, and those involved in its operation, may face significant regulatory risks.

Event contracts are deemed to be derivatives by the CFTC, and the CFTC has taken the position that prediction market platforms need to register as Designated Contract Markets (“DCMs”) or they need to qualify for an exemption. If the CFTC determines that the Protocol has failed to register as a DCM or fails to qualify for an exemption, the CFTC could assert that the prediction market is an illegal off-exchange options market, which may subject the Protocol to litigation, enforcement actions, penalties, a forced shutdown and referrals to criminal authorities that may lead to criminal liability.

Additionally, many U.S. states view prediction markets as gambling, which triggers state licensing obligations. Failing to register may lead to litigation, enforcement actions and criminal risks, and may lead to an order to cease to operate. Certain U.S. states prohibit gambling altogether, and operating an illegal gambling business could lead to penalties and felony charges. In addition, federally recognized Indian tribes may similarly assert that prediction markets constitute gambling activities and therefore are subject to their sovereign regulatory authority, which may lead to litigation. Numerous foreign jurisdictions also impose strict prohibitions or licensing regimes for gambling, and may classify prediction markets as illegal gambling, subjecting the platform to further risks of litigation, penalties, enforcement actions or a forced shutdown.

Furthermore, if a U.S. regulator determined that the protocol was a money services business or money transmitter, the Protocol and its founders could be subject to civil and criminal “strict liability” violations for failing to register and obtain required licenses to operate as a money transmitted in the U.S. or certain U.S. states.

Individually or collectively, these risks could materially reduce the value of our Cryptocurrency and have a significant and adverse impact on the Company.

If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our Cryptocurrency, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our Cryptocurrency and our financial condition and results of operations would be materially adversely affected.

We expect that substantially all of the cryptocurrency we acquire pursuant to our digital asset treasury strategy will be held in custody accounts at a licensed custodian or self-custody with a leading provider. Our digital asset treasury strategy holdings may be concentrated with a single custodian from time to time, including immediately after this offering. Our Cryptocurrency and other blockchain-based cryptocurrencies and digital assets and the entities that provide services to participants in the cryptocurrency ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. A successful security breach or cyberattack could result in:

●	a partial or total loss of any Cryptocurrency we hold at such time in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold such Cryptocurrency;

●	harm to our reputation and brand;

●	improper disclosure of data and violations of applicable data privacy and other laws; or

●	significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader cryptocurrency ecosystem or in the use of the cryptocurrency network to conduct financial transactions, which could negatively impact us.

Attacks upon systems across a variety of industries, including industries related to digital cryptocurrency assets, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, we expect that unauthorized parties will attempt to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with current or future geopolitical conflicts, wars, and acts of aggression, including pursuant to the potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the digital cryptocurrency asset industry, including third-party services on which we rely, could materially and adversely affect our financial condition and results of operations.

The availability and solvency of third-party digital cryptocurrency asset custodians pose a risk of illiquidity and asset loss, potentially impacting the success of our digital asset treasury strategy.

If there is a decrease in the availability of digital asset custodians that we believe can safely provide custody arrangements for our Cryptocurrency holdings, for example, if custodians discontinue or limit their services in the United States, we may need to enter into arrangements that are less favorable than our currently anticipated agreements or take other measures to custody such holdings, and our ability to seek a greater degree of diversification in the use of custodial services would be materially adversely affected. In addition, holding our Cryptocurrency with regulated custodians could affect the availability of receiving digital assets that may result from “forks” of the underlying blockchain if our custodians are unable to support or otherwise provide us with such digital assets, thereby reducing the amount of digital assets we may hold as a result. Moreover, our use of custodians exposes us to the risk that the cryptocurrencies our custodians hold on our behalf could be subject to insolvency proceedings and we could be treated as a general unsecured creditor of the custodian, inhibiting our ability to exercise ownership rights with respect to such Cryptocurrency. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage we maintain related to our digital asset treasury strategy holdings.

Our Cryptocurrency will be controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which our Cryptocurrency will be held. While the underlying blockchain ledger requires a public key relating to a digital wallet to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing our Cryptocurrency held in such wallet. If the private key(s) for a digital wallet are lost, destroyed, or otherwise compromised and no backup of the private key(s) is accessible, neither we nor our custodians will be able to access our Cryptocurrency held in the related digital wallet. Furthermore, we cannot provide assurance that our digital wallets, nor the digital wallets of our custodians held on our behalf, will not be compromised as a result of a cyberattack. The blockchain ledger underlying our Cryptocurrency, as well as other digital assets and blockchain technologies, have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities.

Our digital asset treasury strategy exposes us to risk of non-performance by counterparties.

Our digital asset treasury strategy exposes us to the risk of non-performance by counterparties, whether contractual or otherwise. Risk of non-performance includes inability or refusal of a counterparty to perform because of a deterioration in the counterparty’s financial condition and liquidity or for any other reason. For example, our execution partners, custodians, or other counterparties might fail to perform in accordance with the terms of our agreements with them, which could result in a loss of our Cryptocurrencies, a loss of the opportunity to generate funds, or other losses.

We expect our primary counterparty risk with respect to our Cryptocurrency will be custodian performance obligations under the various custody arrangements we enter into. A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, Commission enforcement actions against other providers, or placement into receivership or civil fraud lawsuit against digital asset industry participants have highlighted the perceived and actual counterparty risk applicable to digital asset ownership and trading. Legal precedent created in these bankruptcy and other proceedings may increase the risk of future rulings adverse to our interests in the event one or more of our custodians becomes a debtor in a bankruptcy case or is the subject of other liquidation, insolvency or similar proceedings.

While our custodians will be subject to regulatory regimes intended to protect customers in the event of a custodial bankruptcy, receivership or similar insolvency proceeding, no assurance can be provided that our custodially-held Cryptocurrencies will not become part of the custodian’s insolvency estate if one or more of our custodians enters bankruptcy, receivership or similar insolvency proceedings. Additionally, if we pursue any strategies to create income streams or otherwise generate funds using our Cryptocurrency holdings, we would become subject to additional counterparty risks. We will need to carefully evaluate market conditions, including price volatility as well as service provider terms and market reputations and performance, among others, prior to implementing any such strategy, all of which could affect our ability to successfully implement and execute on any such future strategy. These risks, along with any significant non-performance by counterparties, including in particular the custodian or custodians with which we will custody substantially all of our Cryptocurrencies, could have a material adverse effect on our business, prospects, financial condition, and operating results.

Our digital asset treasury strategy could create complications with third party service providers, such as insurance companies, banking entities and auditors, which could have a materially adverse impact on our business.

Our digital asset treasury strategy could create complications with third party service providers that may place a high risk on companies engaging in such a treasury strategy. For example, in 2023, the Office of the Comptroller of the Currency, the Federal Reserve and the Federal Deposit Insurance Corporation issued supervisory statements that digital assets were a “significant risk” to banking organizations. Similarly, third-party service providers began placing a high degree of risk on digital asset companies, including third-party providers such as insurance companies, banking entities, auditors, payment processors, compliance vendors and public relationship firms.

While the current administration has undertaken a coordinated policy shift across key financial regulatory agencies with respect to regulations of digital assets, the implications of such proposed and future policy changes are uncertain at this time. If future regulations and policy changes were to impose similar limitations as those in 2023, our service providers may refuse to enter into commercially acceptable contracts with us and other companies that engage in similar treasury strategies with digital assets. This could have a number of adverse impacts on the operation of our business. For example, with respect to insurance companies, the cost of our insurance may also increase, or our insurers may refuse to underwrite policies or exclude digital asset liabilities from coverage. If we are unable to obtain directors and officers liability insurance on acceptable terms, our directors and officers may be exposed to personal liability in connection with securities class actions, regulatory investigations and other legal proceedings. This could also deter us from retaining key employees or may prevent us from hiring talent. If we were to lose our banking services, it would severely disrupt our ability to maintain liquidity, process payroll, pay vendors or access fiat currency, which would have a significantly adverse impact on our business, financial condition and results of operations. Certain auditors may also consider custody, fair market valuation, impairment testing and other controls as high-risk. If our auditor determined that it was unable to issue an unqualified opinion or could not engage with us altogether, it may adversely affect our ability to meet our periodic reporting obligations under the Exchange Act and significantly affect our business, financial condition and the ability to raise capital in the public markets.

The due diligence procedures conducted by us and our liquidity providers to mitigate transaction risk may fail to prevent transactions with a sanctioned individual, entity, wallet or jurisdiction.

We will execute cryptocurrency trades through liquidity providers, and rely on these third parties to implement controls and procedures to mitigate the risk of transacting with sanctioned entities, or execute over-the-counter trades with different entities, and rely on our asset manager who is making the trades to implement controls and procedures to mitigate the risk of transacting with sanctioned entities. While we expect our third-party service providers to conduct their business in compliance with applicable laws and regulations and in accordance with our contractual arrangements, there is no guarantee that they will do so. Accordingly, we will be exposed to risk that our due diligence procedures may fail. If we are found to have transacted in cryptocurrencies with bad actors that have used cryptocurrencies to launder money or with persons subject to sanctions, we may be subject to regulatory proceedings and any further transactions or dealings in cryptocurrencies by us may be restricted or prohibited.

The Protocol may not sufficiently mitigate the risk of individuals or entities subject to U.S. sanctions, including those located in sanctioned jurisdictions, accessing or transacting through the Protocol.

The RAIN token is associated with the Protocol, a decentralized blockchain network operating through smart contracts that enables peer-to-peer transactions without centralized intermediaries. While decentralization is a core design feature, it also creates sanctions-related compliance risks under U.S. law, including regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). Individuals or entities subject to U.S. sanctions— including those located in sanctioned jurisdictions—may attempt to access, use or transact through the Protocol. U.S. sanctions laws broadly prohibit U.S. persons from engaging in, facilitating, or providing material support for transactions involving sanctioned actors or embargoed jurisdictions. OFAC has repeatedly emphasized that digital asset protocols and related service providers may be subject to enforcement if they cause, facilitate or fail to prevent prohibited dealings.

The Protocol may not have implemented, or may not be capable of implementing, certain compliance and risk-mitigation controls commonly used in centralized financial institutions or virtual asset service providers. Accordingly, the Protocol faces a heightened risk that sanctioned persons or jurisdictions could exploit the network, and the current governance, technical or operational structure may not fully mitigate such risks.

If OFAC or another sanctions authority determines that the Protocol (or persons or entities involved in its development, governance or promotion) has engaged in prohibited dealings or insufficiently mitigated sanctions risks, the Protocol, its developers, governance participants and other affiliated parties may face adverse consequences, including civil and criminal penalties.

In the event the Protocol or individuals or entities associated with its development, governance, or operation themselves become subject to sanctions, the price and/or liquidity of our Cryptocurrency may be negatively impacted and/or may need to be frozen, and the U.S. government may seek to seize and/or forfeit such Cryptocurrency. Furthermore, any sanctions-related inquiry, enforcement action, designation, or perceived regulatory exposure may materially and adversely affect: (i) the price and market liquidity of our Cryptocurrency; (ii) developer participation, funding and community activity; (iii) protocol upgrades, integrations or partnerships; and/or (iv) the overall utility and adoption of the Protocol’s ecosystem. Finally, sanctions-driven restrictions can be sudden, unilateral, and without advance notice, and may result in loss of access, functionality, or value.

The Protocol may be exploited for money laundering, terrorist financing, fraud, or other illicit financial activity.

The Protocol may be used by bad actors seeking anonymity, pseudonymity, or obfuscation to move or conceal proceeds of crime. Decentralized environments have historically been leveraged by money launderers, terrorist financiers, fraudsters, market manipulators or other illicit actors. Unlike traditional financial institutions, money services businesses, or centralized virtual asset service providers, the Protocol may lack many of the core components of an anti-money laundering or countering the financing of terrorism program. The absence of these features materially increases the likelihood that illicit actors could use the Protocol without detection, and that the Protocol may be viewed by regulators or enforcement authorities as posing elevated financial-crime risk. If regulators, law-enforcement agencies, or supervisory bodies determine that the Protocol has been used to facilitate illicit finance—or that its design or governance attributes materially contributed to such misuse—the Protocol, its developers, contributors, governance participants and other affiliated parties may be subject to, among other things, investigations or subpoenas from authorities; orders preventing U.S. financial institutions from engaging with the Protocol; and civil or criminal liability, any of which may negatively impact the price, market value, and liquidity of our Cryptocurrency.

The launch of central bank digital currencies (“CBDCs”) may adversely impact our business.

The introduction of a government-issued digital currency could eliminate or reduce the need or demand for private-sector issued digital cryptocurrency assets or significantly limit their utility. National governments around the world could introduce CBDCs, which could in turn limit the size of the market opportunity for our Cryptocurrencies.

Intellectual property disputes related to the open-source structure of digital asset networks expose us to risks related to software development, security vulnerabilities and potential disruptions to digital asset technology could threaten our ability to operate.

Digital asset networks are open-source projects and, although there may be an influential group of leaders in the network community, generally there is no official developer or group of developers that formally controls the digital asset network. Without guaranteed financial incentives, there may be insufficient resources to address emerging issues, upgrade security or implement necessary improvements to the network in a timely manner. If the digital asset network’s software is not properly maintained or developed, it could become vulnerable to security threats, operational inefficiencies and reduced trust, all of which could negatively impact the digital assets’ long-term viability and our business.

The irreversibility of digital asset transactions exposes us to risks of theft, loss and human error, which could negatively impact our business.

Digital asset transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the transaction or, in theory, control or consent of a majority of the processing power on that digital asset network. Once a transaction has been verified and recorded in a block that is added to the blockchain, an incorrect transfer of digital assets or a theft of digital assets generally will not be reversible, and we may not be capable of seeking compensation for any such transfer or theft.

We plan to regularly transfer digital assets, and it is possible that, through computer or human error, or through theft or criminal action, such assets could be transferred in incorrect amounts or to unauthorized third parties.

If we are unable to seek a corrective transaction to identify the third party which has received our digital assets through error or theft, we will be unable to revert or otherwise recover the impacted digital assets, and any such loss could adversely affect our business, results of operations and financial condition.

We may be subject to additional tax liability, interest and penalties if regulation or policy changes adversely affect the tax treatment of rewards from staking digital cryptocurrency assets.

The U.S. federal income tax treatment of rewards received from staking digital cryptocurrency assets remains uncertain in several respects. Under Rev. Rul. 2023-14, a cash-method taxpayer generally must include in gross income the fair market value of staking rewards at the time the taxpayer gains dominion and control over those rewards, and such rewards are generally treated as ordinary income for U.S. federal income tax purposes. A later disposition of the rewarded units may also result in additional taxable gain or loss under general tax principles. Rev. Rul. 2023-14 does not address the timing of income recognition for accrual-method taxpayers. Under general tax rules, an accrual-method taxpayer may be required to recognize income earlier than a cash-method taxpayer, potentially before the taxpayer is able to sell, exchange, or otherwise monetize the rewards, if the right to receive the rewards is fixed and the amount can be determined with reasonable accuracy. This could result in cash-tax mismatches and adversely affect the liquidity.

The U.S. Internal Revenue Service (“IRS”) or other taxing authorities may issue new or additional guidance, or apply existing guidance, in ways that are adverse to us, including with retroactive effect, affecting the timing, character or valuation of staking income, or imposing information-reporting or withholding requirements on us or our counterparties. If future legislation, regulation, audits, or enforcement activity results in adverse tax treatment of staking, we could be subject to increased audits by the IRS or required to pay additional taxes, and potentially interest and penalties, experience increased audit exposure and compliance costs. In addition, state, local and non-U.S. taxing authorities may adopt different or more aggressive positions, further increasing our tax exposure and administrative burden.

Risks Related to this Offering and the Private Placement

We cannot guarantee that the Purchasers of that portion of the Private Placement scheduled to close on the Final Closing Date will fully fund their remaining commitments on such date, fund them in full or fund them at all.

Although we have completed an initial closing of the Private Placement with respect to $58.9 million of Private Placement Shares and Pre-Funded Warrants, there can be no assurance that the final closing on the anticipated timeline or that the remaining Purchasers will satisfy their funding obligations in full, or at all. Such Purchasers may fail to fund for a variety of reasons, including the failure of closing conditions to be satisfied, disputes over the interpretation of the transaction documents or changes in their own financial, investment or regulatory circumstances.

If one or more of such Purchasers do not fund their commitments under the Securities Purchase Agreement and we are unable to obtain replacement commitments on similar terms, the total proceeds we receive from the Private Placement will be reduced or may not increase beyond those received at the initial closing. In that case, our ability to execute on our digital asset treasury strategy could be adversely affected, and we may need to increase our reliance on sales under the ATM Program or seek other financings, which could result in greater dilution to existing shareholders or may not be available on acceptable terms or at all.

We do not know whether a market for our ordinary shares will be sustained or what the market price of our ordinary shares will be and as a result it may be difficult for you to sell your shares.

The trading price of our ordinary shares has been and is likely to remain volatile. The following factors, some of which are beyond our control, in addition to other risk factors described in this section and in our Annual Report on Form 20-F for the year ended December 31, 2024, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, may have a significant impact on the market price of our ordinary shares:

●	the success of our cryptocurrency treasury operations;

●	our liquidity and the liquidity of our Cryptocurrency holdings;

●	cryptocurrency markets development and growth;

●	volatility in the price of the RAIN token and risks associated with our digital asset treasury strategy;

●	inability to obtain the approvals necessary to commence further clinical trials;

●	unsatisfactory results of clinical trials;

●	announcements of regulatory approval or the failure to obtain it, or specific label indications or patient populations for its use, or changes or delays in the regulatory review process;

●	announcements of therapeutic innovations or new products by us or our competitors;

●	adverse actions taken by regulatory agencies with respect to our clinical trials, manufacturing supply chain or sales and marketing activities;

●	changes or developments in laws or regulations applicable to our product candidates;

●	any adverse changes to our relationship with manufacturers or suppliers;

●	any product liability actions or intellectual property infringement actions in which we may become involved;

●	announcements concerning our competitors or the pharmaceutical or biotechnology industries in general;

●	achievement of expected product sales and profitability or our failure to meet expectations;

●	our commencement of, or involvement in, litigation;

●	any major changes in our board of directors, management or other key personnel;

●	legislation in the United States, Europe and other foreign countries relating to the sale or pricing of pharmaceuticals;

●	announcements by us of significant strategic partnerships, out-licensing, in-licensing, joint ventures, acquisitions or capital commitments;

●	expiration or terminations of licenses, research contracts or other collaboration agreements;

●	public concern as to the safety of therapeutics we, our licensees or others develop;

●	success of research and development projects;

●	variations in our and our competitors’ results of operations;

●	changes in earnings estimates or recommendations by securities analysts, if our ordinary shares are covered by analysts;

●	developments by our licensees, if any;

●	future issuances of ordinary shares or other securities; and

●	general political, economic and market conditions, including the war between Israel and Hamas.

These factors may materially and adversely affect the market price of our ordinary shares, which could result in substantial losses by our investors.

In addition, the stock market in general, and the Nasdaq Capital Market and the market for digital asset treasury and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like ours. Broad market and industry factors may negatively affect the market price of our ordinary shares, regardless of our actual operating performance. Further, a systemic decline in the financial markets and related factors beyond our control may cause our share price to decline rapidly and unexpectedly. The price volatility of our ordinary shares might be worse if the trading volume of our ordinary shares is low.

Moreover, the liquidity of our ordinary shares is limited. Among other factors, the number of ordinary shares that can be bought and sold at a given price may result in lower prices for our ordinary shares and a larger spread between the bid and ask prices therefor. In addition, without a large float, our ordinary shares are less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our ordinary shares may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate its investment in our ordinary shares. Trading of a relatively small volume of our ordinary shares may have a greater impact on the trading price of our shares than would be the case if our public float were larger. We cannot predict the prices at which our ordinary shares will trade in the future.

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering, as described in “Use of Proceeds.” Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds from this offering. Moreover, our management may use the net proceeds from this offering for corporate purposes that may not increase our market value.

You will experience immediate dilution.

The offering price for the ordinary shares offered pursuant to this prospectus supplement and the accompanying prospectus is higher than the net tangible book value of each outstanding share of our ordinary shares. Purchasers of ordinary shares in this offering will experience immediate dilution on a book value basis. Following this offering, there will be an immediate increase in net tangible book value of approximately $0.14 per share to our existing shareholders, and an immediate dilution of $0.04 per share to new investors purchasing shares in this offering, assuming that an aggregate of 334,024,429 ordinary shares are sold at a public offering price of $0.8968 per share, the last reported sale price of our ordinary shares on the Nasdaq Capital Market on November 21, 2025 for aggregate gross proceeds of approximately $299,553,108 and after deducting estimated commissions and estimated offering expenses payable by us. If the holders of outstanding options or other securities convertible into our ordinary shares exercise those options or other such securities at prices below the offering price, you will incur further dilution. Please see the section in the prospectus titled “Dilution” for a more detailed discussion of the dilution you will incur in this offering.

If we raise additional capital in the future, your ownership in us could be diluted.

In order to raise additional capital, we may at any time, including during this offering, offer additional ordinary shares or other securities convertible into or exchangeable for our ordinary shares at prices that may not be the same as the price per ordinary share in this offering. We may sell ordinary shares or other securities in any other offering at a price per ordinary share that is less than the price per ordinary share paid by investors in this offering, and investors purchasing ordinary shares or other securities in the future could have rights superior to existing shareholders, including investors who purchase ordinary shares in this offering pursuant to sales by us under the Sales Agreement. The price per share at which we sell additional ordinary shares or securities convertible into ordinary shares in future transactions may be higher or lower than the price per ordinary share in this offering.

Sales of a substantial number of our ordinary shares, or the perception that such sales might occur, could adversely affect the trading price of our ordinary shares.

As of September 30, 2025, we had 24,292,833 ordinary shares outstanding, excluding ordinary shares issuable upon exercise of outstanding warrants and shares that are issuable under our existing equity compensation plans. In addition, we may issue and sell additional ordinary shares in the public markets, including under this prospectus supplement and the accompanying prospectus. Sales of a substantial number of our ordinary shares in the public markets, including during this offering, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our ordinary shares. A decline in the price of our ordinary shares might impede our ability to raise capital through the issuance of additional ordinary shares or other equity securities and could result in a decline in the value of your investment in our ordinary shares.

Our ordinary shares are listed in two markets and this may result in price variations that could affect the trading price of our ordinary shares.

Our ordinary shares are listed on the Nasdaq Capital Market and the Tel Aviv Stock Exchange, both under the symbol “ENLV.” Trading in our ordinary shares on these markets is made in different currencies (U.S. Dollars on the Nasdaq Capital Market and New Israeli Shekels on the Tel Aviv Stock Exchange), and at different times (due to the different time zones, different trading days and different public holidays in the United States and Israel). The trading prices of our ordinary shares on these two markets may differ due to these and other factors. Any decrease in the trading price of our ordinary shares on one of these markets could cause a decrease in the trading price of our ordinary shares on the other market.

The ordinary shares offered hereby will be sold in “at-the-market” offerings, and investors who buy ordinary shares at different times will likely pay different prices.

Investors who purchase ordinary shares under this prospectus supplement and the accompanying prospectus at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of ordinary shares sold in this offering, and there is no minimum or maximum sales price for shares to be sold in this offering. Investors may experience a decline in the value of the ordinary shares they purchase in this offering as a result of sales made at prices lower than the prices they paid.

The actual number of ordinary shares we will issue under the Sales Agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver a sales notice to a Sales Agent at any time throughout the term of the Sales Agreement. The number of ordinary shares that are sold by a Sales Agent after delivering a sales notice will fluctuate based on the market price of the ordinary shares during the sales period and limits we set with such Sales Agent. Because the price per ordinary share of each ordinary share sold will fluctuate based on the market price of our ordinary shares during the sales period, it is not possible at this stage to predict the number of ordinary shares that will be ultimately issued.

Because we do not intend to declare cash dividends on our ordinary shares in the foreseeable future, shareholders must rely on appreciation of the value of our ordinary shares for any return on their investment.

We have never declared or paid cash dividends on our ordinary shares. We currently anticipate that we will retain future earnings, if any, for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. As a result, capital appreciation, if any, of our ordinary shares will be your sole source of gain for the foreseeable future. Consequently, in the foreseeable future, you will likely only experience a gain from your investment in our ordinary shares if the price of our ordinary shares increases beyond the price in which you originally acquired the ordinary shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws. These forward-looking statements include, but are not limited to:

●	our expectations with respect to the success of our digital asset treasury strategy;

●	our liquidity and the liquidity of our Cryptocurrency holdings;

●	our expectations with respect to cryptocurrency markets development and growth;

●	our expectations regarding the timing of clinical trials with respect to Allocetra™;

●	our expectations regarding the progress of our clinical trials, including the duration, cost and whether such trials will be conducted at all;

●	our intention to successfully complete clinical trials in order to be in a position to submit applications for accelerated regulatory paths in the EU and the United States;

●	the possibility that we will apply in the future for regulatory approval for our current and any future product candidates we may develop, and the costs and timing of such regulatory approvals;

●	the likelihood of regulatory approvals for any product candidate we may develop;

●	the timing, cost or other aspects of the commercial launch of any product candidate we may develop, including the possibility that we will build a commercial infrastructure to support commercialization of our current and any future product candidates we may develop;

●	future sales of our product candidates or any other future products or product candidates;

●	our ability to achieve favorable pricing for our product candidates;

●	the potential for our product candidates to receive orphan drug designations;

●	that any product candidate we develop potentially offers effective solutions for various diseases;

●	whether we will develop any future product candidates internally or through strategic partnerships;

●	our expectations regarding the manufacturing and supply of any product candidate for use in our clinical trials, and the commercial supply of those product candidates;

●	third-party payer reimbursement for our current or any future product candidates;

●	our estimates regarding anticipated expenses, capital requirements and our needs for substantial additional financing;

●	patient market sizes and market adoption of our current or any future product candidates by physicians and patients;

●	completion and receiving favorable results of clinical trials for our product candidates;

●	protection of our intellectual property, including issuance of patents to us by the United States Patent and Trademark Office, and other governmental patent agencies;

●	our intention to pursue marketing and orphan drug exclusivity periods that are available to us under regulatory provisions in certain countries;

●	the development and approval of the use of our current or any future product candidates for any indication;

●	our expectations regarding commercial and pre-commercial activities;

●	our expectations regarding collaborations, licensing, acquisitions, and strategic operations; and

●	the impact of the economic, public health, political and security situation in Israel, the U.S. and other countries in which we may operate or obtain approvals for AllocetraTM, any future product candidates and cryptocurrencies.

In some cases, forward-looking statements are identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “predicts,” “hope,” “targets,” “potential,” “goal” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to differ materially from those suggested in such forward-looking statements. These statements are current only as of the date of this prospectus supplement and are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from those suggested in the forward-looking statements. In addition, historic results of scientific research and clinical and preclinical trials do not guarantee that the conclusions of future research or trials would not suggest different conclusions or that historic results referred to in this prospectus supplement, the accompanying prospectus, in our Annual Report on Form 20-F for the fiscal year ended December 31, 2024 and any subsequent Current Reports on Form 6-K, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, would not be interpreted differently in light of additional research, clinical and preclinical trials results. Factors which could cause actual results to differ materially from those indicated by the forward-looking statements include those factors described under the caption “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2024 and subsequent Current Report on Form 6-K, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the other risks and uncertainties described in any applicable prospectus supplement or free writing prospectus and in the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we do not intend to (and expressly disclaim any such obligation to) update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus supplement.

USE OF PROCEEDS

Pursuant to the Sales Agreement, we may issue and sell ordinary shares having an aggregate offering price of up to $299,553,108 from time to time under this prospectus supplement and the accompanying prospectus. The amount of proceeds from this offering will depend upon the aggregate number of ordinary shares sold and the market price at which they are sold. There can be no assurance that we will be able to sell any ordinary shares under this offering, nor are the actual proceeds to us from this offering currently determinable.

We intend to use the net proceeds from this offering for (i) the acquisition of RAIN and the development of our cryptocurrency treasury operations; (ii) working capital; and (iii) other general corporate purposes, including clinical, regulatory, manufacturing and research and development activities. Pending any such uses, we intend to hold the net proceeds in cash and cash equivalents (which may include investments in highly liquid, short-term investment instruments).

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. The occurrence of unforeseen events or changed business conditions could result in the application of the net proceeds from this offering in a manner other than as described in this prospectus supplement. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

CAPITALIZATION

The following table presents our capitalization as determined in accordance with United States generally accepted accounting principles as of September 30, 2025:

●	on an actual basis; and

●	on an as adjusted basis, to give effect to (i) the adoption at the 2025 Annual General Meeting of Shareholders held on November 17, 2025 of an amendment to our Articles of Association increasing our authorized share capital and (ii) the assumed sale of an aggregate of 334,024,429 ordinary shares in this offering at an assumed public offering price of $0.8968, the last reported sale price of our ordinary shares on the Nasdaq Capital Market on November 21, 2025, for aggregate gross proceeds of approximately $299,553,108, after deducting estimated commissions and offering expenses payable by us.

This table should be read in conjunction with our financial statements and the notes thereto incorporated by reference herein.

	As of September 30, 2025
	Actual	As Adjusted
	(U.S. dollars in thousands (except share data))
Non-Current Liabilities:
Other long-term Liabilities	$426	$426
Shareholders’ equity:
Common stock of NIS 0.40 par value:
Authorized: 45,000,000 shares as of September 30, 2025, actual and 500,000,000, as adjusted; Issued and outstanding: 24,292,833 as of September 30, 2025, actual, and 358,317,262 as of September 30, 2025, as adjusted	$2,760	$43,495
Additional paid in capital	$148,252	$397,794
Accumulated other comprehensive income	$1,101	$1,101
Accumulated deficit	$(134,632)	$(134,632)
Total shareholders’ equity	$17,481	$307,758
Total capitalization	$17,907	$308,184

The above table is based on 24,292,833 shares outstanding as of September 30, 2025 and excludes:

●	2,870,556 options held by our employees, directors and consultants to purchase ordinary shares under our equity compensation plans at a weighted average exercise price of $5.38 per share, of which 2,396,405 options were exercisable as of September 30, 3025, at a weighted average exercise price of $5.40 per share as of September 30, 2025;

●	1,045,398 ordinary shares issuable upon vesting of RSUs held by our employees and directors under the 2019 Plan as of September 30, 2025;

●	2,176,424 ordinary shares available for future issuance under the 2019 Plan as of September 30, 2025;

●	210,108,768 Private Placement Shares issued or to be issued in the Private Placement;

●	1,891,232 Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrants issued or to be issued in the Private Placement; and

●	1,750,000 ordinary shares issuable upon exercise of the Lead Investor Warrants.

DILUTION

If you invest in the ordinary shares being offered by this prospectus supplement and the accompanying prospectus, you will suffer immediate dilution in the net tangible book value per ordinary share. Our net tangible book value as of September 30, 2025 was approximately $17.5 million, or approximately $0.72 per share. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of ordinary shares outstanding as of September 30, 2025.

Dilution in net tangible book value per share represents the difference between the offering price per share paid by new investors participating in this offering and the net tangible book value per share of our ordinary shares immediately after this offering. After giving effect to the sale by us of ordinary shares in this offering, assuming that an aggregate of 334,024,429 ordinary shares are sold at an assumed public offering price of $0.8968 per share, the last reported sale price of our ordinary shares on the Nasdaq Capital Market on November 21, 2025 for aggregate gross proceeds of approximately $299,553,108, and after deducting the estimated commissions and estimated offering expenses payable by us, our adjusted net tangible book value as of September 30, 2025 would have been approximately $308.0 million, or approximately $0.86 per share. This represents an immediate increase of $ 0.14 in net tangible book value per share to our existing shareholders and an immediate dilution of $0.04 per share to new investors of ordinary shares in this offering. The following table illustrates this per share dilution:

Assumed offering price per share	$0.8968
Net tangible book value per share as of September 30, 2025	$0.72
Increase in net tangible book value per share attributable to existing shareholders	$0.14
Adjusted net tangible book value per share as of September 30, 2025, after giving effect to the offering	$0.86
Dilution per share to new investors	$0.04

The above discussion and table are based on 24,292,833 shares outstanding as of September 30, 2025 and excludes:

●	2,870,556 options held by our employees, directors and consultants to purchase ordinary shares under our equity compensation plans at a weighted average exercise price of $5.38 per share, of which 2,396,405 options were exercisable as of September 30, 3025, at a weighted average exercise price of $5.40 per share as of September 30, 2025;

●	1,045,398 ordinary shares issuable upon vesting of RSUs held by our employees and directors under the 2019 Plan as of September 30, 2025;

●	2,176,424 ordinary shares available for future issuance under the 2019 Plan as of September 30, 2025;

●	7,622,359 ordinary shares issuable upon exercise of warrants at a weighted average exercise price of $1.98 per share as of September 30, 2025;

●	210,108,768 Private Placement Shares issued or to be issued in the Private Placement;

●	1,891,232 Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrants issued or to be issued in the Private Placement; and

●	1,750,000 ordinary shares issuable upon exercise of the Lead Investor Warrants.

To the extent that any of these outstanding options or warrants are exercised or we issue additional ordinary shares under our equity incentive plans, there will be further dilution to new investors. In addition, we may choose to raise additional capital at any time, including during this offering, due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to new investors participating in this offering.

PLAN OF DISTRIBUTION

We have entered into the Sales Agreement with BTIG, LLC under which we may offer and sell our ordinary shares having an aggregate offering price of up to $299,553,108, from time to time through BTIG, LLC as Sales Agent or directly to BTIG, LLC acting as principal.

Sales, if any, of our ordinary shares made to or through the Sales Agent, as contemplated by this prospectus supplement and the accompanying prospectus, may be made by means of transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act, including ordinary brokers’ transactions on the Nasdaq Capital Market at market prices, in block transactions or by any other method permitted by law, at prices related to the prevailing market prices or at negotiated prices, or as otherwise agreed by us and the Sales Agent. As our Sales Agent, the Sales Agent will not engage in any market making, bidding, stabilization or other trading activity with regard to the ordinary shares if such activity would be prohibited under Regulation M or other anti-manipulation rules under the Exchange Act.

Upon its acceptance of written instructions from us, the Sales Agent will use its commercially reasonable efforts consistent with its normal trading and sales practices to solicit offers to purchase our ordinary shares, as Sales Agent and on the terms and subject to the conditions set forth in the Sales Agreement. If we elect to offer our ordinary shares, we will instruct the Sales Agent as to the maximum number of our ordinary shares to be sold by it, a minimum sales price and the date or dates on which such shares are to be sold. We may instruct the Sales Agent not to sell our ordinary shares if the sales cannot be effected at or above the price designated by us in any instruction. We or the Sales Agent may suspend the offering of our ordinary shares under the Sales Agreement by the Sales Agent upon proper notice to the other party.

We will pay the Sales Agent a commission equal to 3.0% of the gross sales price per ordinary share from the sales of our ordinary shares sold through the Sales Agent under the Sales Agreement. The remaining sales proceeds, after deducting any transaction fees, transfer taxes or similar taxes or fees imposed by any governmental or self-regulatory organization in respect of such sales of shares our ordinary shares, will be our net proceeds (before the expenses referred to in the next paragraph) from the sale of our ordinary shares in the offering.

We estimate that the total expenses payable by us in connection with the program to offer our ordinary shares described in this prospectus supplement, excluding commissions payable to the Sales Agent and any discounts payable to the Sales Agent and any other deductions described in the paragraph above, will be approximately $165,000. We have also agreed to reimburse the Sales Agent for certain specified fees and documented expenses, including the reasonable and documented out-of-pocket fees and disbursements of the counsels to the Agent in an amount not to exceed (a) $125,000 in connection with the execution of the Sales Agreement, (b) $25,000 per calendar quarter thereafter payable in connection with each representation date with respect to which the Company is obligated to deliver a certificate pursuant to the terms of the Sales Agreement, and (c) $50,000 for each program “refresh” (filing of a new registration statement, prospectus or prospectus supplement relating to the ordinary shares and/or an amendment of the Sales Agreement) executed pursuant to the Sales Agreement.

Under the terms of the Sales Agreement, we may, if agreed to by the Sales Agent, also sell our ordinary shares to the Sales Agent, as principal for its own account, at a price per share and such other terms to be agreed upon at the time of sale. However, the Sales Agent has no obligation to agree to purchase our ordinary shares as principal.

Settlement for sales of our ordinary shares under the Sales Agreement will occur on the first trading day following the date on which any sales are made, or on some other date that is agreed upon by us and the Sales Agent in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will report at least quarterly the number of our ordinary shares sold to or through the Sales Agent under the Sales Agreement, the net proceeds to us and the compensation paid by us to the Sales Agent in connection with the sales of our ordinary shares, if any.

The Sales Agent has agreed that, to the extent required by Regulation M under the Exchange Act, it will not engage in any market-making activities involving our ordinary shares while the offering is ongoing under this prospectus supplement.

In connection with the sale of ordinary shares on our behalf, the Sales Agent may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the Sales Agent may be deemed to be underwriting discounts or commissions. We have agreed to provide indemnification and contribution to the Sales Agent against certain liabilities, including civil liabilities under the Securities Act.

The offering of our ordinary shares pursuant to the Sales Agreement will terminate upon the earliest of (1) the sale of the maximum aggregate amount of our ordinary shares subject to the Sales Agreement, and (2) the termination of the Sales Agreement by the Sales Agent or us as provided therein. The Sales Agreement may be terminated by the Sales Agent or us at any time upon two days’ notice to the other party, or by the Sales Agent at any time in certain circumstances set forth in the Sales Agreement.

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “ENLV” and on the Tel Aviv Stock Exchange under the symbol “ENLV.”

Other than in the United States, no action has been taken by us or the Sales Agent that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction where any such offer or solicitation is unlawful. No ordinary shares may be offered or sold, directly or indirectly, to any person or company in Canada.

The Sales Agreement will be filed as an exhibit to a current report on Form 6-K that we furnish to the SEC in connection with this offering and incorporated into this prospectus supplement by reference.

Other Relationships

The Sales Agent and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, fiduciary and advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The Sales Agent and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with is, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the Sales Agent and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The Sales Agent and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by FISCHER (FBC & Co.), Tel Aviv, Israel. Certain matters of U.S. federal law will be passed upon for us by Greenberg Traurig, P.A., Miami, Florida. DLA Piper LLP (US), New York, New York, is counsel for the Sales Agent in connection with this offering.

EXPERTS

Our audited consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2024 are incorporated herein by reference in reliance on the report of Yarel + Partners, an independent registered public accounting firm, given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC under the Exchange Act. The SEC maintains an Internet site that contains reports and other information that we file electronically with the SEC and which are available at the SEC’s website at http://www.sec.gov. In addition, we maintain an Internet website at www.enlivex.com. Information contained on, or accessible through, our website is not incorporated into or made a part of this prospectus supplement or the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form F-3 that we filed with the SEC to register the securities to be offered hereby. This prospectus supplement does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s website listed above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and certain information that we file later with the SEC will update, modify and supersede this information. We incorporate by reference the following documents we have filed with the SEC:

●	Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on April 30, 2025;

●	Current Reports on Form 6-K, furnished to the SEC on May 30, 2025, August 18, 2025 (two reports), August 29, 2025, November 14, 2025, November 18, 2025 and November 24, 2025 (two reports); and

●	Registration Statement on Form 8-A (File No. 001-36578), filed with the SEC on July 28, 2014, in which there is described the terms, rights and provisions applicable to our ordinary shares, including any amendment or report filed for the purpose of updating such description, including the description of ordinary shares filed as Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2023, filed with the SEC on April 30, 2024.

All annual reports we file with the SEC pursuant to the Exchange Act on Form 20-F after the date of this prospectus supplement and prior to termination or expiration of this registration statement shall be deemed incorporated by reference into this prospectus supplement and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form 6-K that it is being incorporated by reference into this prospectus supplement (including any such Form 6-K that we submit to the SEC after the date of the filing of the registration statement of which this prospectus supplement forms a part and prior to the date of effectiveness of such registration statement).

Any statements made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide without charge to each person, including any shareholder, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information incorporated by reference into this prospectus supplement. Please direct requests to us at the following address:

Enlivex Therapeutics Ltd.

Attention: Shachar Shlosberger

14 Einstein Street

Ness Ziona

Israel 7403618

Tel: +972.2.6708072

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in such filings.

PROSPECTUS

$300,000,000

ENLIVEX THERAPEUTICS LTD.

Ordinary Shares

Warrants

Units

We may from time to time offer to sell our ordinary shares, warrants and units described in this prospectus in one or more offerings. The aggregate initial offering price of the securities that we may offer and sell under this prospectus will not exceed $300,000,000.

We refer to the ordinary shares, warrants and units collectively as “securities” in this prospectus.

This prospectus provides a general description of these securities, which we may offer and sell in amounts, at prices and on terms to be determined at the time of sale and set forth in a supplement to this prospectus. Each time we sell the securities described in this prospectus, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any of our securities. This prospectus may not be used to consummate a sale of our securities unless accompanied by an applicable prospectus supplement.

We may offer the securities from time through public or private transactions, and in the case of our ordinary shares, on or off the Nasdaq Capital Market, at prevailing market prices or at privately negotiate prices. These securities may be offered and sold in the same offering or in separate offerings, to or through underwriters, dealers and agents, or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities registered hereunder and any applicable fees, commissions or discounts will be described in the applicable prospectus supplement. Our net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement. For general information about the distribution of securities offered, please see “Plan of Distribution” beginning on page 17.

Our ordinary shares are traded on the Nasdaq Capital Market and the Tel Aviv Stock Exchange under the symbol “ENLV.” The last reported sale price of our ordinary shares on the Nasdaq Capital Market on May 1, 2025 was $1.05 per share. The last reported sale price of our ordinary shares on the Tel Aviv Stock Exchange on April 30, 2025 was NIS 3.693 or $1.02 per share (based on the exchange rate reported by the Bank of Israel on the same day). As of May 1, 2025, the aggregate market value of our outstanding ordinary shares held by non-affiliates was approximately $27,756,152.00 based on 23,849,935 outstanding ordinary shares as of March 31, 2025, of which approximately 22,750,944 ordinary shares were held by non-affiliates. We have not offered any of our ordinary shares pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus.

Investing in our securities involves risks. See “RISK FACTORS” beginning on page 1 for information you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 12, 2025

i

About This Prospectus

This prospectus is part of a “shelf” registration statement on Form F-3 that we filed with the United States Securities and Exchange Commission, or the SEC. Under this shelf registration statement, we may sell any one or more or a combination of the securities described in this prospectus in one or more offerings, up to a total dollar amount of $300,000,000. This prospectus provides you with only a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that contains specific information about any offering by us with respect to the securities registered hereunder. The prospectus supplement may also add, update or change the information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read carefully both this prospectus, any prospectus supplement and any free writing prospectus related to the applicable offering that is prepared by us or on our behalf or that is otherwise authorized by us, together with additional information described under the heading “Where You Can Find More Information” located on page 20.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus related to the applicable offering of securities that is prepared by us or on our behalf or that is otherwise authorized by us. We have not authorized any other person to provide you with different information. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus that is prepared by us or on our behalf or that is otherwise authorized by us. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of this prospectus and such accompanying prospectus supplement or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement are delivered, or securities sold, on a later date.

References in this prospectus to the “Registrant,” the “Company,” “Enlivex,” “we,” “us” and “our” refer to Enlivex Therapeutics Ltd., a company organized under the laws of the State of Israel, and its consolidated subsidiaries, unless the context requires otherwise.

ii

Risk Factors

Investing in our securities involves risks. Before deciding to purchase any of our securities, you should carefully consider the discussion of risks and uncertainties under the heading “Risk Factors” contained in our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus, and under similar headings in our subsequently filed reports on Form 6-K and annual reports on Form 20-F, as well as the other risks and uncertainties described in any applicable prospectus supplement or free writing prospectus and in the other documents incorporated by reference in this prospectus. See the section entitled “Where You Can Find More Information” in this prospectus. The risks and uncertainties we discuss in the documents incorporated by reference in this prospectus are those we currently believe may materially affect our business, prospects, financial condition and results of operation. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, prospects, financial condition and results of operations.

Cautionary Statement Regarding Forward-Looking Statements

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws. These forward-looking statements include, but are not limited to:

●	our expectations regarding the timing of clinical trials with respect to Allocetra™;

●	our expectations regarding the progress of our clinical trials, including the duration, cost and whether such trials will be conducted at all;

●	our intention to successfully complete clinical trials in order to be in a position to submit applications for accelerated regulatory paths in the EU and the United States;

●	the possibility that we will apply in the future for regulatory approval for our current and any future product candidates we may develop, and the costs and timing of such regulatory approvals;

●	the likelihood of regulatory approvals for any product candidate we may develop;

●	the timing, cost or other aspects of the commercial launch of any product candidate we may develop, including the possibility that we will build a commercial infrastructure to support commercialization of our current and any future product candidates we may develop;

●	future sales of our product candidates or any other future products or product candidates;

●	our ability to achieve favorable pricing for our product candidates;

●	the potential for our product candidates to receive orphan drug designations;

●	that any product candidate we develop potentially offers effective solutions for various diseases;

●	whether we will develop any future product candidates internally or through strategic partnerships;

●	our expectations regarding the manufacturing and supply of any product candidate for use in our clinical trials, and the commercial supply of those product candidates;

●	third-party payer reimbursement for our current or any future product candidates;

●	our estimates regarding anticipated expenses, capital requirements and our needs for substantial additional financing;

●	patient market sizes and market adoption of our current or any future product candidates by physicians and patients;

●	completion and receiving favorable results of clinical trials for our product candidates;

●	protection of our intellectual property, including issuance of patents to us by the United States Patent and Trademark Office, and other governmental patent agencies;

●	our intention to pursue marketing and orphan drug exclusivity periods that are available to us under regulatory provisions in certain countries;

●	the development and approval of the use of our current or any future product candidates for any indication;

●	our expectations regarding commercial and pre-commercial activities;

●	our expectations regarding collaborations, licensing, acquisitions, and strategic operations;

●	our liquidity; and

●	the impact of the economic, public health, political and security situation in Israel, the U.S. and other countries in which we may operate or obtain approvals for AllocetraTM and any future product candidates.

In some cases, forward-looking statements are identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “predicts,” “hope,” “targets,” “potential,” “goal” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to differ materially from those suggested in such forward-looking statements. These statements are current only as of the date of this prospectus and are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from those suggested in the forward-looking statements. In addition, historic results of scientific research and clinical and preclinical trials do not guarantee that the conclusions of future research or trials would not suggest different conclusions or that historic results referred to in this prospectus or in our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus, would not be interpreted differently in light of additional research, clinical and preclinical trials results. Factors which could cause actual results to differ materially from those indicated by the forward-looking statements include those factors described under the caption “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus, as well as the other risks and uncertainties described in any applicable prospectus supplement or free writing prospectus and in the other documents incorporated by reference in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we do not intend to (and expressly disclaim any such obligation to) update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

Our Company

Overview

The Company is a clinical-stage macrophage reprogramming immunotherapy company, developing AllocetraTM, a universal, off-the-shelf cell therapy designed to reprogram macrophages into their homeostatic state. Resetting non-homeostatic macrophages into their homeostatic state is critical for immune system rebalancing and resolution of debilitating and life-threatening conditions. Non-homeostatic macrophages contribute significantly to the severity of a given disease. By restoring macrophage homeostasis, Allocetra™ has the potential to provide a novel immunotherapeutic mechanism of action for debilitating and life-threatening clinical indications that are defined as “unmet medical needs,” as a stand-alone therapy or in combination with leading therapeutic agents.

Macrophages are tissue-resident or infiltrating immune cells critical for innate immunity, normal tissue development, and repair of damaged tissue. Macrophages’ function is a result of their original designation, their local micro-environment, and the type of metabolites, substances or pathogens to which they are exposed. When reprogrammed out of their homeostatic state, macrophages contribute to the pathophysiology of multiple inflammatory diseases, including osteoarthritis, sepsis and various inflammatory disorders.

We believe the Company’s primary innovative immunotherapy, AllocetraTM, represents a paradigm shift in macrophage reprogramming, moving from targeting a specific subset of macrophages or a specific pathway affecting macrophage activity, to a fundamental view of macrophage homeostasis. Restoring macrophage homeostasis may induce the immune system to rebalance itself to normal levels of operation, thereby promoting disease resolution.

The Company is focused on osteoarthritis as its main chronic inflammatory indication. Osteoarthritis is a degenerative disease, characterized by low-grade inflammation, that affects more than 32.5 million people in the United States. Treatment of osteoarthritis represents a substantial unmet medical need, particularly non-invasive treatments, as current therapeutic options are largely limited to pain management, lifestyle modifications, and, ultimately, joint replacement surgery. The Company believes that negatively reprogrammed macrophages may be key contributors to disease severity in osteoarthritis and that the effective reprogramming of these negatively reprogrammed macrophages into their respective homeostatic states may facilitate disease resolution.

In 2024, the Company made significant progress in its osteoarthritis clinical program, with a primary focus on the moderate to severe knee osteoarthritis trial. This multi-center, multi-country, double-blinded, placebo-controlled Phase I/II trial aims to evaluate the efficacy and safety of Allocetra™ in patients with moderate to severe knee osteoarthritis. Following the completion of the Phase I safety run-in stage, the Company announced positive interim results, demonstrating statistically significant improvements in pain, functionality, and stiffness at both three- and six-months post-treatment. The double-blind, randomized, placebo-controlled Phase II stage, which is statistically powered to assess the efficacy of Allocetra™ injections into the knee at the highest dose of Allocetra™ used in the Phase I stage, is ongoing. In April 2024, the Company completed the recruitment of the Phase II stage. Additionally, the Company is conducting trials in end-stage knee osteoarthritis, basal thumb osteoarthritis, psoriatic arthritis, and temporomandibular joint osteoarthritis. All planned and expected timelines for execution of clinical trials are subject to certain risks and uncertainties.

During 2024, the Company also continued the development of its sepsis clinical program. In April 2024, the Company announced the 28-day topline data from the placebo-controlled, randomized, dose-finding, multi-center Phase II trial evaluating Allocetra™ in patients with pneumonia-associated sepsis, which was later expanded to include patients with sepsis resulting from biliary, urinary tract, or peritoneal infections. The 28-day topline data stand-alone analysis demonstrated substantial reductions in sequential organ failure assessment scores and a 65% reduction in overall mortality compared to expected mortality rates based on recently completed sizable clinical trials, particularly in patients with urinary tract infection (“UTI”)-related sepsis. The 12-month follow-up analysis demonstrated a continued favorable safety profile, as observed in the topline data, with no additional findings in the high-risk UTI-related sepsis group, as previously demonstrated in the 28-day topline data. We are continuing to close down all active sites and complete all required operations to end as part of the trial’s finalization.

In light of market conditions, the Company’s limited cash availability and the substantial budget required for advancing to a follow-up clinical trial in patients with sepsis, the Company, in lieu of internal development, plans to seek potential external collaboration or out-licensing opportunities for the continued clinical development of Allocetra™ for use in patients with sepsis.

Certain Information About Us In This Prospectus

We were originally incorporated on January 22, 2012 under the laws of the State of Israel as Bioblast Pharma Ltd. On March 26, 2019, we and Enlivex Therapeutics Ltd. (n/k/a Enlivex Therapeutics R&D Ltd., “Enlivex R&D”), consummated a merger transaction whereby Enlivex R&D merged with one of our wholly owned subsidiaries, with Enlivex R&D as the surviving entity in the merger. Upon consummation of the merger, we changed our name to Enlivex Therapeutics Ltd. Our primary operating subsidiary, Enlivex R&D, was originally incorporated in September 2005 under the laws of the State of Israel under the name Tolarex Ltd. In February 2010, Enlivex R&D changed its name to Enlivex Therapeutics Ltd., and, upon consummation of the merger described above, to Enlivex Therapeutics R&D Ltd. In June 2021, Enlivex Therapeutics RDO Ltd. was established in Israel as a wholly owned subsidiary. Our principal executive offices are located at 14 Einstein Street, Ness Ziona, Israel 7403618 and our telephone number is: +972 26208072. Our wholly owned U.S. subsidiary, Enlivex Therapeutics Inc., incorporated in Delaware, has been appointed our agent in the United States, and its registered address is 1811 Silverside Road, Wilmington, Delaware 19810. Our website address is https://www.enlivex.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address herein solely as an inactive textual reference.

We have appointed Cogency Global Inc., which is located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States with an offering of securities registered by the registration statement of which this prospectus is a part.

Use of Proceeds

Unless we specify otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities offered hereby for general corporate purposes, which may include:

●	clinical, regulatory, manufacturing and research and development activities;

●	potential acquisitions and in-licensing; and

●	general corporate purposes.

Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related supplement to this prospectus.

Description of Ordinary Shares

General

This prospectus describes the general terms of our ordinary shares, which description is qualified in its entirety by reference to applicable Israeli law and the terms and provisions contained in our amended and restated articles of association. When we offer to sell ordinary shares, we will describe the specific terms of such offering in a supplement to this prospectus. Accordingly, for a description of the terms of a particular offering of our ordinary shares, you must refer to both this prospectus and the applicable prospectus supplement. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information contained in the prospectus supplement.

Under our amended and restated articles of association, the total number of shares of all classes of stock that we have authority to issue is 45,000,000 ordinary shares with a par value of NIS 0.40 per share. As of December 31, 2024, there were 23,650,989 ordinary shares outstanding.

Rights, Preferences, Restrictions of Shares and Shareholders Meetings

●	General. Our share capital is NIS 18,000,000 divided into 45,000,000 ordinary shares with a nominal value of NIS 0.40 each. Our ordinary shares may be certificated or uncertificated, subject to the Companies Law.

●	Voting. The ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of ordinary shares that represent more than 50% of the voting power have the power to elect all the members of our board of directors the (“Board of Directors”).

●	Dividend and liquidation rights. Our Board of Directors may declare a dividend to be paid to the holders of our ordinary shares according to their rights and interests in our profits and may fix the record date for eligibility and the time for payment, subject to the Israeli Companies Law 5759 1999 (the “Companies Law”). No unpaid dividend shall bear interest as against us. Our Board of Directors may determine that a dividend may be paid, wholly or partially, by the distribution of certain of our assets or by a distribution of paid up shares, debentures or debenture stock or any of our securities or of any other companies or in any one or more of such ways in the manner and to the extent permitted by the Companies Law. Our ordinary shares entitle each owner thereof to an equal right to participate in the distribution of the surplus assets of the Company in the event of our liquidation in accordance with the proportionate nominal value of the shares held thereby.

●	Transfer of shares; record dates. Fully paid up ordinary shares may be freely transferred pursuant to our amended and restated articles of association unless such transfer is restricted or prohibited by another instrument or securities laws. Each shareholder who would be entitled to attend and vote at a general meeting of shareholders is entitled to receive notice of any such meeting. For purposes of determining the shareholders entitled to notice and to vote at such meeting, the Board of Directors will fix a record date.

●	Voting; annual general and extraordinary meetings. Subject to any rights or restrictions for the time being attached to any class or classes of shares, each shareholder shall have one vote for each share of which he, she or it is the holder. Our amended and restated articles of association do not permit cumulative voting and it is not mandated by Israeli law. Votes may be given either personally or by proxy. A proxy need not be a shareholder. If any shareholder is without legal capacity, he may vote by means of a trustee or a legal custodian, who may vote either personally or by proxy. If two or more persons are jointly entitled to a share then, in voting upon any question, the vote of the person whose name is registered first in the registry of shareholders as the owner of that share shall be accepted, whether in person or by proxy, and he, she or it is shall be entitled to vote such share.

●	Quorum for general meeting. The quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who holds or represent between them at least one-third of the total outstanding voting rights. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place or to a later time/date if so specified in the summons or notice of the meeting. At the reconvened meeting, any two or more shareholders present in person or by proxy shall constitute a lawful quorum.

●	Notice of general meeting. Under the Companies Law, shareholder meetings generally require prior notice of not less than 21 days or, with respect to certain matters, such as election of directors and affiliated party transactions, not less than 35 days. Only shareholders of record as reflected on our share register at the close of business on the date fixed by the Board of Directors as the record date determining the then shareholders who will be entitled to vote, shall be entitled to notice of, and to vote, in person or by proxy, at a general meeting and any postponement or adjournment thereof.

●	Annual; agenda; calling a general meeting. An annual general meeting of shareholders is required to be held at least once in every calendar year (not later than 15 months after the holding of the last preceding annual general meeting), at such time and place as may be determined by the Board of Directors. At a general meeting, decisions shall be adopted only on matters that were specified on the agenda. The Board of Directors is obligated to call an extraordinary general meeting of the shareholders upon a written request in accordance with the Companies Law. The Companies Law provides that an extraordinary general meeting of shareholder may be called by the Board of Directors or by a request of two directors or 25% of the directors in office, or by shareholders holding at least 5% of the issued share capital of the company and at least 1% of the voting rights, or by shareholders holding at least 5% of the voting rights of the company.

●	Majority vote. Except as otherwise provided in the amended and restated articles of association or the Companies Law, any resolution at a general meeting shall be deemed adopted if approved by the holders of a majority of our voting rights represented at the meeting in person or by proxy and voting thereon. In the case of an equality of votes, the chairman of the meeting shall not be entitled to a casting vote.

●	Discrimination against shareholders. There are no discriminating provisions in our amended and restated articles of association, against any existing or prospective holders of our ordinary shares as a result of a shareholder holding a substantial number of ordinary shares.

Modification of Class Rights

If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issuance of the shares of that class) may be varied with the consent in writing of the holders of all the issued shares of that class, or with the sanction of a majority vote at a meeting of the shareholders passed at a separate meeting of the holders of the shares of that class. The provisions of our amended and restated articles of association relating to general meetings shall apply, mutatis mutandis, to every such separate class meeting.

Unless otherwise provided by the conditions of issuance, the enlargement of an existing class of shares, or the issuance of additional shares thereof, shall not be deemed to modify or abrogate the rights attached to the previously issued shares of such class or of any other class. These conditions provide for the minimum shareholder approvals permitted by the Companies Law.

Restrictions on Shareholders Rights to Own Securities

Our amended and restated articles of association and the laws of the State of Israel do not restrict in any way the ownership or voting or our shares by non-residents of Israel, except with respect to subjects of countries which are in a state of war with Israel.

Securities Register

We are registered with the Israeli Registrar of Companies. Our registration number is 51-471648-9. Our amended and restated articles of association provide that we may engage in any type of lawful business.

Board of Directors

The Companies Law requires that certain transactions, actions and arrangements be approved as provided for in a company’s articles of association and in certain circumstances by the Company’s Audit Committee or the Company’s Compensation Committee, by the Board of Directors itself and by the shareholders. The vote required by the Audit Committee, Compensation Committee and the Board of Directors for approval of such matters, in each case, is a majority of the disinterested directors participating in a duly convened meeting. If, however, a majority of the members participating in such meeting have a personal interest in the approval of such matter, then all directors may participate in the discussions and the voting on approval thereof and in such case the matter shall be subject to further shareholder approval.

The Companies Law requires that an office holder promptly disclose to the Company any personal interest that he or she may have and all related material information or documents relating to any existing or proposed transaction by the Company. An interested office holder’s disclosure must be made promptly and in any event no later than the first meeting of the Board of Directors at which the transaction is considered. An office holder is not obliged to disclose such information if the personal interest of the office holder derives solely from the personal interest of his or her relative in a transaction that is not considered as an extraordinary transaction.

The term “personal interest” is defined under the Companies Law to include the personal interest of a person in an action or in the business of a company, including the personal interest of such person’s relative or the interest of any corporation in which the person is an interested party, but excluding a personal interest stemming solely from the fact of holding shares in such company. A personal interest furthermore includes the personal interest of a person for whom the office holder holds a voting proxy or the interest of the office holder with respect to his or her vote on behalf of the shareholder for whom he or she holds a proxy even if such shareholder itself has no personal interest in the approval of the matter.

Under the Companies Law, an extraordinary transaction is defined as any of the following:

●	a transaction other than in the ordinary course of business;

●	a transaction that is not on market terms; or

●	a transaction that may have a material impact on a company’s profitability, assets or liabilities.

If it is determined that an office holder has a personal interest in a transaction that is not an extraordinary transaction, approval by the board of directors is required for the transaction, unless the company’s articles of association provide for a different method of approval. Approval first by the company’s Audit Committee and subsequently by the board of directors is required for an extraordinary transaction in which an office holder has a personal interest. Further, so long as an office holder has disclosed his or her personal interest in a transaction, the board of directors may approve an action by the office holder that would otherwise be deemed a breach of duty of loyalty. However, a company may not approve a transaction or action that is adverse to the company’s interest or that is not performed by the office holder in good faith. Arrangements regarding the compensation, indemnification or insurance of an office holder require the approval of the Compensation Committee, board of directors and, in certain circumstances, the shareholders, in that order.

Pursuant to Israeli law, the disclosure requirements regarding personal interests that apply to directors and executive officers also apply to a controlling shareholder of a public company. In the context of a transaction involving a controlling shareholder or an officer who is a controlling shareholder of the company, a controlling shareholder also includes any shareholder who holds 25% or more of the voting rights if no other shareholder holds more than 50% of the voting rights. Two or more shareholders with a personal interest in the approval of the same transaction are deemed to be a single shareholder and may be deemed a controlling shareholder for the purpose of approving such transaction. Extraordinary transactions, including private placement transactions, with a controlling shareholder or in which a controlling shareholder has a personal interest, and engagements with a controlling shareholder or his or her relative, directly or indirectly, including through a corporation in his or her control, require the approval of the Audit Committee, the Board of Directors and the shareholders of the company, in that order. In addition, the shareholder approval must fulfill one of the following requirements:

●	at least a majority of the shares held by shareholders who do not have a personal interest in the transaction and who are present and voting, in person, by proxy or by voting deed at the meeting, are voted in favor of the transaction (excluding abstentions); or

●	the votes of shareholders who have no personal interest in the transaction and who are present and voting, in person, by proxy or by voting deed at the meeting, and who vote against the transaction may not represent more than two percent (2%) of the voting rights of the company.

To the extent that any such transaction with a controlling shareholder is for a period extending beyond three years, approval is required once every three years, unless the Audit Committee determines that the duration of the transaction is reasonable given the circumstances related thereto.

Arrangements regarding the terms of engagement and compensation of a controlling shareholder who is an office holder, and the terms of employment of a controlling shareholder who is an employee of the company, require the approval of the Compensation Committee, Board of Directors and, generally, the shareholders (by the same special majority described above), in that order.

Pursuant to Israeli law, a director who has a personal interest in an extraordinary transaction which is brought for discussion before our Board of Directors or our Audit Committee shall neither vote in nor attend discussions concerning the approval of such transaction. If the director did vote or attend as aforesaid, the approval given to the aforesaid activity or arrangement will be invalid.

Our amended and restated articles of association provide that, subject to the Companies Law, our Board of Directors may delegate its authority, in whole or in part, to such committees of the Board of Directors as it deems appropriate, and it may from time to time revoke such delegation. To the extent permitted by the Companies Law, our Board of Directors may from time to time confer upon and delegate to a President, Chief Executive Officer, Chief Operating Officer or other executive officer then holding office, such authorities and duties of the Board of Directors as it deems fit, and they may delegate such authorities and duties for such period and for such purposes and subject to such conditions and restrictions which they consider in our best interests, without waiving the authorities of the Board of Directors with respect thereto.

Arrangements regarding compensation of directors require the approval of our Compensation Committee, our Board of Directors and the shareholders.

Acquisitions under Israeli Law

Full tender offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital or of the issued and outstanding share capital of a certain class of shares is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company or of all of the issued and outstanding shares of the same class.

If the shareholders who do not respond to or do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class of the shares, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer also will be accepted if the shareholders who do not accept it hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of the shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition the Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If (a) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer, or (b) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special tender offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of at least 25% of the voting rights in the company. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company.

Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company.

These requirements do not apply if the acquisition (i) occurs in the context of a private offering, on the condition that the shareholders meeting approved the acquisition as a private offering whose purpose is to give the acquirer at least 25% of the voting rights in the company if there is no person who holds at least 25% of the voting rights in the company, or as a private offering whose purpose is to give the acquirer 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company; (ii) was from a shareholder holding at least 25% of the voting rights in the company and resulted in the acquirer becoming a holder of at least 25% of the voting rights in the company; or (iii) was from a holder of more than 45% of the voting rights in the company and resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company.

The special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the special tender offer is accepted by a majority of the votes of those offerees who gave notice of their position in respect of the offer; in counting the votes of offerees, the votes of a holder of control in the offeror, a person who has personal interest in acceptance of the special tender offer, a holder of at least 25% of the voting rights in the company, or any person acting on their or on the offeror’s behalf, including their relatives or companies under their control, are not taken into account.

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer or shall abstain from expressing any such opinion if it is unable to do so, provided that it gives the reasons for its abstention.

An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages resulting from his acts, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer was accepted by a majority of the shareholders who announced their stand on such offer, then shareholders who did not respond to the special offer or had objected to the special tender offer may accept the offer within four days of the last day set for the acceptance of the offer.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it and any corporation controlled by them shall refrain from making a subsequent tender offer for the purchase of shares of the target company and may not execute a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Companies Law permits merger transactions if approved by each party’s Board of Directors and, unless certain requirements described under the Companies Law are met, a majority of each party’s shareholders, by a majority of each party’s shares that are voted on the proposed merger at a shareholders’ meeting.

The Board of Directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, taking into account the financial condition of the merging companies. If the Board of Directors has determined that such a concern exists, it may not approve a proposed merger. Following the approval of the Board of Directors of each of the merging companies, the Boards of Directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, vote against the merger.

If the transaction would have been approved but for the separate approval of each class of shares or the exclusion of the votes of certain shareholders as provided above, a court may still rule that the company has approved the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the appraisal of the merging companies’ value and the consideration offered to the shareholders.

Under the Companies Law, each merging company must send a copy of the merger proposal to its secured creditors. Unsecured creditors are entitled to receive notice of the merger, as provided by the regulations promulgated under the Companies Law. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the target company. The court may also give instructions in order to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies was obtained.

Potential Issues that Could Delay a Merger

Certain provisions of Israeli corporate and tax law may have the effect of delaying, preventing or making more difficult any merger or acquisition of us.

Requirement of Disclosure of Shareholder Ownership

There are no provisions of our amended and restated articles of association governing the ownership threshold above which shareholder ownership must be disclosed. We are subject, however, to U.S. securities rules that require beneficial owners of more than 5% of our ordinary shares to make certain filings with the SEC.

Changes in Capital

Our amended and restated articles of association do not impose any conditions governing changes in capital that are more stringent than required by the Companies Law.

Listing

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “ENLV” and on the Tel Aviv Stock Exchange under the symbol “ENLV.”

Description of Warrants

General

We may issue warrants to purchase our ordinary shares. The warrants may be issued independently or together with ordinary shares offered by this prospectus and may be attached to or separate from those ordinary shares. As of December 31, 2024, we had outstanding warrants to purchase an aggregate of up to 7,392,858 ordinary shares that we had offered and sold under our registration statement on Form F-3 declared effective on May 5, 2022 (Registration No. 333-264561), which we refer to as our “Outstanding Registered Warrants”. Except to the extent set forth in the applicable prospectus supplement, any warrants offered pursuant to this prospectus will be of a separate class and have different terms than the Outstanding Registered Warrants.

While the terms we have summarized below will apply generally to any warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below, and you should refer to the applicable prospectus supplement for the specific terms of any warrants that we offer.

We may issue the warrants under a warrant agreement, which we will enter into with a warrant agent to be selected by us. Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the ordinary shares purchasable upon exercise of, its warrants.

We may issue warrants in such numerous distinct series as we determine.

We will incorporate by reference into the registration statement of which this prospectus forms a part the form of warrant agreement, including a form of warrant certificate, that describes the terms of the series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

We will set forth in the applicable prospectus supplement the terms of the warrants in respect of which this prospectus is being delivered, including, when applicable, the following:

●	the title of the warrants;

●	the aggregate number of the warrants;

●	the price or prices at which the warrants will be issued;

●	the designation, terms and number of ordinary shares purchasable upon exercise of the warrants and procedures by which such number may be adjusted;

●	the date, if any, on and after which the warrants and the related ordinary shares will be separately transferable;

●	the exercise price of the warrants;

●	the dates or periods during which the warrants are exercisable;

●	the minimum or maximum amount of the warrants that may be exercised at any one time;

●	any terms relating to the modification of the warrants;

●	the anti-dilution and adjustment of share capital provisions of the warrants, if any;

●	any information with respect to book-entry procedures;

●	the effect of any merger, consolidation, sale, or other disposition of our business on the warrant agreement and the warrants;

●	any other terms of the warrants, including terms, procedures, and limitations relating to the transferability, exchange, and exercise of such warrants;

●	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

●	the material U.S. federal income tax consequences of holding or exercising the warrants;

●	any other specific terms, preferences, rights, or limitations of, or restrictions on, the warrants; and

●	any other specific terms of the warrants.

Unless specified in an applicable prospectus supplement, warrants will be in registered form only.

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer, and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants are exercised, holders of the warrants will not have any rights of holders of the underlying ordinary shares, including any rights to receive dividends or to exercise any voting rights.

Outstanding Registered Warrants

The ordinary shares registered under the registration statement of which this prospectus is a part include those issuable upon exercise of the Outstanding Registered Warrants, all of which we issued and sold on May 27, 2024 under our registration statement on Form F-3 (Registration No. 333-264531), comprising up to (i) 3,571,429 ordinary shares issuable upon the exercise of certain Series A warrants exercisable at $1.40 per ordinary share, which expire upon the earlier of 18 months following the issuance date and 60 days following our public announcement of positive topline results from the ENX-CL-05-001 trial of AllocetraTM for the treatment of moderate-to-severe knee osteoarthritis, (ii) 3,571,429 ordinary shares issuable upon the exercise of certain Series B warrants exercisable at $1.40 per ordinary share, which expire upon the earlier of five and one-half years following the issuance date and 60 days following our public announcement of our filing with the U.S. Food and Drug Administration (“FDA”) for approval for AllocetraTM’s osteoarthritis related indication, (iii) 125,000 ordinary shares issuable upon the exercise of certain Series A placement agent warrants exercisable at $1.75 per ordinary share, which expire upon the earlier of 18 months following the issuance date and 60 days following our public announcement of positive topline results from the ENX-CL-05-001 trial of AllocetraTM for the treatment of moderate-to-severe knee osteoarthritis, and (iv) 125,000 ordinary shares issuable upon the exercise of certain Series B placement agent warrants exercisable at $1.75 per ordinary share, which expire upon the earlier of five years following the commencement of the sale of the securities offered thereby and 60 days following our public announcement of our filing with the FDA for approval for AllocetraTM’s osteoarthritis related indication.

Description of Units

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. Units may be offered independently or together with ordinary shares and warrants offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below, and you should refer to the applicable prospectus supplement for the specific terms of any units that we offer.

We will incorporate by reference into the registration statement of which this prospectus forms a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. The following summaries of material provisions of the units and the unit agreements are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the units that we sell under this prospectus, as well as the complete unit agreements that contain the terms of the units.

General

We may issue units consisting of ordinary shares and warrants. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including the following:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held, traded or transferred separately;

●	any material provisions of the governing unit agreement that differ from those described below; and

●	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Ordinary Shares” and “Description of Warrants,” will apply to each unit and to any ordinary share or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent, if any, will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit, without the consent of the related unit agent or the holder of any other unit, may enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agent, and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

Taxation

The material Israeli and U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities or incorporated by reference from our Annual Report on Form 20-F or other public filings we make with the SEC.

Plan of Distribution

We may sell the securities offered hereby from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities (1) to or through underwriters or dealers (acting as principal or agent), (2) through agents and/or (3) directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to such prevailing market prices;

●	at negotiated prices; or

●	in sales “at the market”, within the meaning of Rule 415(a)(4) of the Securities Act.

We may directly solicit offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

We will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

An underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with securities laws. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bidders to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the prices of the securities to be higher than they would otherwise be. The underwriters may engage in these activities on any exchange or other market in which the securities may be traded. If commenced, the underwriters may discontinue these activities at any time. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

Expenses

The following table sets forth the expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if any) expected to be incurred by us in connection with a possible offering of securities registered under this registration statement.

SEC Registration Fee	$1,196.48
Legal Fees and Expenses	*
Accounting Fees and Expenses	*
Printing Expenses	*
Blue Sky Fees	*
Transfer Agent Fees and Expenses	*
Miscellaneous	*
Total	*

*	To be provided by a prospectus supplement or a Report on Form 6-K that is incorporated by reference into this prospectus.

Legal Matters

The validity of the securities offered hereby will be passed upon for us by FISCHER (FBC & Co.) and Greenberg Traurig P.A.

Experts

Our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2024 are incorporated herein by reference in reliance on the report of Yarel + Partners, an independent registered public accounting firm, given on the authority of such firm as an expert in accounting and auditing.

Enforceability of Civil Liabilities

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and any Israeli experts named in this registration statement, most of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and most of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or certain of our directors and officers may be difficult to collect within the United States.

We have been informed by our legal counsel in Israel, FISCHER (FBC & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws on the grounds that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which (subject to limited exceptions) is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render such judgement according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was rendered in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Where You Can Find More Information

We file annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC under the Exchange Act. The SEC maintains an Internet site that contains reports and other information that we file electronically with the SEC and which are available at the SEC’s website at http://www.sec.gov. In addition, we maintain an Internet website at www.enlivex.com. Information contained on or accessible through our website is not incorporated into or made a part of this prospectus or the registration statement of which this prospectus forms a part.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our securities, including certain exhibits. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website listed above.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update, modify and supersede this information. We incorporate by reference the following documents we have filed with the SEC:

●	Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on April 30, 2025; and

●	the Company’s Registration Statement on Form 8-A filed with the SEC on July 28, 2014, in which there is described the terms, rights and provisions applicable to the shares of the Company’s ordinary shares, including any amendment or report filed for the purpose of updating such description, including the description of ordinary shares filed as Exhibit 2.1 to the Company’s Annual Report on Form 20-F filed April 30, 2020.

All annual reports on Form 20-F we file with the SEC pursuant to the Exchange Act after the date of this prospectus and prior to termination or expiration of this registration statement shall be deemed incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form 6-K that it is being incorporated by reference into this prospectus (including any such Form 6-K that we submit to the SEC after the date of the filing of the registration statement of which this prospectus forms a part and prior to the date of effectiveness of such registration statement).

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any shareholder, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information incorporated by reference into this prospectus. Please direct requests to us at the following address:

Enlivex Therapeutics Ltd.

Attention: Shachar Shlosberger

14 Einstein Street

Nes Ziona

Israel 7403618

Tel: +972.2.6708072

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in such filings.

Up to $299,553,108 of Ordinary Shares

Prospectus Supplement

BTIG

November 24, 2025